Exhibit 99.1

WOODBRIDGE HOLDINGS, LLC

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Certified Public Accounting Firm………….…………………………………….……1

Financial Statements:

      Consolidated Statements of Financial Condition as of December 31, 2012 and 2011 …………………..…….……2

      Consolidated Statements of Operations for the years ended December 31, 2012 and 2011……………..………….3

      Consolidated Statements of Comprehensive Income for the years ended December 31, 2012 and 2011………….4

      Consolidated Statements of Changes in Total Equity for the years ended December 31, 2012 and 2011…….….5

      Consolidated Statements of Cash Flows for the years ended December 31, 2012 and 2011………………………6-7

      Notes to Consolidated Financial Statements.……….……………………………………………………………..…..8-50

      Supplemental Information - Consolidating Statement of Financial Condition as of December 31, 2011………..…52

Supplemental Information - Consolidating Statement of Operations for the year ended December 31, 2011……..53

Report of Independent Registered Certified Public Accounting Firm

To Management of Woodbridge Holdings, LLC:

We have audited the accompanying consolidated statement of financial condition of Woodbridge Holdings, LLC as of December 31, 2012, and the related consolidated statements of operations, comprehensive income, changes in total equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Woodbridge Holdings, LLC at December 31, 2012, and the results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated statement of financial condition of Woodbridge Holdings, LLC as of December 31, 2011, and the related consolidated statements of operations, comprehensive income, changes in total equity and cash flows for the year then ended and consolidating statement of financial condition as of December 31, 2011 and consolidating statement of operations for the year then ended were not audited by us and, accordingly, we do not express an opinion on them.

PricewaterhouseCoopers LLP

Fort Lauderdale, Florida

May 29, 2013

IT
Woodbridge Holdings, LLC
Consolidated Statements of Financial Condition
(In thousands)

	December 31,
	2012	2011
		(Unaudited)
ASSETS
Cash and cash equivalents	$153,893	86,189
Restricted cash ($38,399 in 2012 and $38,913 in 2011 held by VIE)	54,335	62,727
Notes receivable, including net securitized notes of $354,939 in 2012 and $375,904 in
2011, net of allowance of $63,374 in 2012 and $73,260 in 2011	487,110	517,836
Inventory	195,357	208,907
Properties and equipment, net	58,117	58,754
Intangible assets, net	64,370	64,600
Assets held for sale	-	35,035
Other assets	45,195	51,235
Total assets	$1,058,377	1,085,283

LIABILITIES AND EQUITY
Liabilities:
Receivable-backed notes payable, (including $366,285 in 2012
and $385,140 in 2011 held by VIE)	$445,371	478,098
Notes and mortgage notes payable and other borrowings	21,329	86,533
Junior subordinated debentures	144,831	142,972
Deferred income taxes	57,171	25,829
Deferred gain on settlement of investment in subsidiary	-	29,875
Liabilities related to assets held for sale	-	11,156
Other liabilities	114,391	111,609
Total liabilities	783,093	886,072

Commitments and contingencies (See Note 10)	-	-
Equity:
Paid-in capital	347,792	346,465
Accumulated deficit	(167,733)	(218,238)
Total Woodbridge Holdings, LLC ("Woodbridge") member’s equity	180,059	128,227
Noncontrolling interests	95,225	70,984
Total equity	275,284	199,211
Total liabilities and equity	$1,058,377	1,085,283

See Notes to Consolidated Financial Statements

Woodbridge Holdings, LLC
Consolidated Statements of Operations
(In thousands)

	For the Years Ended December 31,
	2012	2011
		(Unaudited)
Revenues
Sales of VOIs and real estate	$211,684	169,998
Fee-based sales commission and other revenues	87,795	74,421
Other fee-based services revenue	74,824	70,985
Interest income	83,682	88,125
Total revenues	457,985	403,529

Costs and Expenses
Cost of VOIs and real estate sold	24,353	27,058
Cost of other resort fee-based operations	46,173	52,094
Interest expense	47,747	63,344
Selling, general and administrative expenses	252,366	206,322
Other expenses	-	1,304
Total costs and expenses	370,639	350,122

Gain on settlement of investment in subsidiary	-	10,690
Gain on extinguishment of debt	29,875	11,625
Other income	936	589
Income from continuing operations before income taxes	118,157	76,311
Less: Provision for income taxes	33,142	21,255
Income from continuing operations	85,015	55,056
Discontinued operations:
Loss from discontinued operations	(400)	(64,776)
Less: Benefit for income taxes	(1,304)	(21,591)
Income (loss) from discontinued operations	904	(43,185)
Net income	85,919	11,871
Less: Net income attributable to noncontrolling interests	35,414	4,930
Net income attributable to Woodbridge	$50,505	6,941

See Notes to Consolidated Financial Statements.

Woodbridge Holdings, LLC
Consolidated Statements of Comprehensive Income
(In thousands)

	For the Years December 31,
		(Unaudited)
	2012	2011
Net income	$85,919	11,871

Other comprehensive income (loss), net of tax:
Unrealized loss on securities available for sale	-	(7)
Provision for income taxes	-	-
Unrealized loss on securities available for sale, net of tax	-	(7)

Other comprehensive loss, net of tax	-	(7)

Comprehensive income, net of tax	85,919	11,864
Less: Comprehensive income attributable
to noncontrolling interests	35,414	4,930
Total comprehensive income attributable to Woodbridge	$50,505	6,934

See Notes to Consolidated Financial Statements.

Woodbridge Holdings, LLC
Consolidated Statements of Changes in Total Equity
For Each of the Years in the Two Year Period Ended December 31, 2012
(In thousands)

			Accumulated	Total	Non-
			Other	Woodbridge	controlling
	Paid-in	Accumulated	Comprehensive	Member’s	Interest in	Total
	Capital	Deficit	Income (Loss)	Equity	Subsidiaries	Equity
Balance, December 31, 2010 - Unaudited	$342,964	(225,179)	7	117,792	69,733	187,525
Net loss	-	6,941	-	6,941	4,930	11,871
Other comprehensive loss	-	-	(7)	(7)	-	(7)
Net effect of subsidiaries' capital transactions attributable to Woodbridge	3,272	-	-	3,272	-	3,272
Noncontrolling interest net effect of subsidiaries' capital transactions	-	-	-	-	(3,679)	(3,679)
Share-based compensation	229	-	-	229	-	229
Balance, December 31, 2011 -Unaudited	$346,465	(218,238)	-	128,227	70,984	199,211
Net income	-	50,505	-	50,505	35,414	85,919
Other comprehensive income	-	-	-	-	-	-
Net effect of subsidiaries' capital transactions attributable to Woodbridge	1,264	-	-	1,264	-	1,264
Noncontrolling interest net effect of subsidiaries' capital transactions	-	-	-	-	(11,173)	(11,173)
Share-based compensation	63	-	-	63	-	63
Balance, December 31, 2012	$347,792	(167,733)	-	180,059	95,225	275,284

See Notes to Consolidated Financial Statements.

Woodbridge Holdings, LLC
Consolidated Statements of Cash Flows
(In thousands)

	For the Years Ended December 31,
	2012	2011
		(Unaudited)
Operating activities:
Net income	$85,919	11,871
Adjustment to reconcile net loss to net cash provided by
operating activities:
Provision for notes receivable allowances	25,102	23,686
Depreciation, amortization and accretion, net	1,472	1,239
Share-based compensation expense	2,404	4,187
Gain on sale of assets held for sale	(4,446)	-
Gain realized on extinguishment of debt	(29,875)	(11,625)
Gain on settlement of investment in subsidiary	-	(10,690)
Loss on assets held for sale	-	55,120
Loss on disposal of assets	355	259
Impairment of real estate inventory and long lived assets	-	622
Provision (benefit) for deferred income taxes	28,365	(4,374)
Changes in operating assets and liabilities:
Decrease in inventory	30,107	21,610
Decrease in notes receivable	3,030	48,723
Increase in restricted cash	(3,210)	(526)
Decrease in other assets	7,241	16,191
Increase in other liabilities	17,208	14,141
Net cash provided by operating activities	163,672	170,434

Investing activities:
Proceeds from sales of securities available for sale	-	1,192
Proceeds from maturities of securities available for sale	-	550
Cash paid in settlement of liabilities related to held for sale	(668)	-
Purchases of office property and equipment	(6,214)	(4,080)
Proceeds from the sale of communities division, net	27,750	-
Deconsolidation of subsidiary's cash balance	-	(298)
Net cash provided by (used in) provided by investing activities	20,868	(2,636)
Financing activities:
Repayment of notes, mortgage notes payable and other borrowings	(292,853)	(208,079)
Proceeds from notes, mortgage notes payable and other borrowings	191,856	56,647
Payments for debt issuance costs	(3,589)	(1,659)
Distributions to non-controlling interest	(12,250)	(3,626)
Net cash used in financing activities	(116,836)	(156,717)
Increase in cash and cash equivalents	67,704	11,081
Cash and cash equivalents at beginning of period	86,189	75,108
Cash and cash equivalents at end of period	$153,893	86,189

otal
Woodbridge Holdings, LLC Consolidated Statements of Cash Flows (In thousands)

	For the Years
	Ended December 31,
	2012	2011
		(Unaudited)
Supplemental cash flow information
Interest paid on borrowings, net of amounts capitalized	$47,681	56,455
Income taxes paid	4,537	2,705
Income taxes refunded	(265)	(10,770)
Supplemental disclosure of non-cash operating, investing and financing:
Change in total equity resulting from the change in other comprehensive loss, net of taxes	-	(7)
Change in total equity from the net effect of subsidiaries' capital transactions, net of taxes	1,264	3,727
Inventory acquired through financing	1,270	-

See Notes to Consolidated Financial Statements.

Woodbridge Holdings, LLC

Notes to Consolidated Financial Statements

1.    Business and Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

Woodbridge Holdings, LLC (“Woodbridge” or, unless otherwise indicated or the context otherwise requires, “we”, “us”, “our” or the “Company”) is a holding company and its principal holding is its wholly-owned subsidiary, Bluegreen Corporation and its subsidiaries (“Bluegreen”).  Prior to April 2, 2013, Woodbridge owned 54% of Bluegreen’s then-outstanding common stock, and Woodbridge was a wholly owned subsidiary of BFC Financial Corporation (“BFC”).  As described below, on April 2, 2013, Woodbridge acquired all of the shares of Bluegreen’s common stock not previously owned by it in a cash merger transaction.  In connection with the closing of the merger, BBX Capital Corporation (“BBX Capital”) invested $71.75 million in Woodbridge in exchange for a 46% interest in Woodbridge.  BFC continues to hold the remaining 54% of Woodbridge’s outstanding membership interests.

Bluegreen is a sales, marketing and management company, primarily focused on the hospitality and vacation ownership industries. Bluegreen’s business historically was conducted through two operating segments – Bluegreen’s resorts business segment (“Bluegreen Resorts”) and Bluegreen’s residential communities business segment (“Bluegreen Communities”).  As a result of Bluegreen’s sale of substantially all of the assets that comprised Bluegreen Communities in 2012, Bluegreen’s continuing operations relate solely to Bluegreen Resorts.

Bluegreen Resorts markets, sells and manages vacation ownership interests (“VOIs”) in resorts, which are generally located in popular, high-volume, “drive-to” vacation destinations, and were either developed or acquired by Bluegreen or developed by others.  When owned by others, Bluegreen earns fees for providing services. VOIs in Bluegreen’s resorts and those sold by Bluegreen on behalf of third parties typically entitle the buyer to use resort accommodations through an annual or biennial allotment of “points” which represent their ownership and beneficial use rights in perpetuity in the Bluegreen Vacation Club (supported by an underlying deeded VOI held in trust for the buyer). Owners in the Bluegreen Vacation Club may stay in any of Bluegreen’s 60 resorts or take advantage of an exchange program offered by a third-party world-wide vacation ownership exchange network of over 4,000 resorts and other vacation experiences such as cruises and hotel stays.  Bluegreen Resorts also provides property association management services, mortgage servicing, VOI title services, reservation services, and construction design and development services.  In addition, Bluegreen Resorts provides financing to credit qualified individual purchasers of VOIs, which provides significant interest income to Bluegreen.

In addition to its interest in Bluegreen, Woodbridge historically conducted real estate business activities until the winding up of those activities between 2008 and 2011. Woodbridge’s historical real estate activities were concentrated in Florida and South Carolina and included the development and sale of land, the construction and sale of single family homes and townhomes and the leasing of commercial properties through Core Communities, LLC (“Core” or “Core Communities”) and Carolina Oak Homes, LLC (“Carolina Oak”).  Woodbridge’s real estate-related operations also included the operations of Cypress Creek Holdings, Inc. (“Cypress Creek Holdings”), which engaged in leasing activities in an office building that it owned prior to its sale of the building during January 2012.

Generally accepted accounting principles (“GAAP”) require that Woodbridge consolidate the financial results of the entities in which it has controlling interest.  As a consequence, the assets and liabilities of all such entities are presented on a consolidated basis in Woodbridge’s financial statements. However, except as otherwise noted, the debts and obligations of the consolidated entities, including Bluegreen, are not direct obligations of Woodbridge and are non-recourse to Woodbridge. Similarly, the assets of those entities are not available to Woodbridge absent a dividend or distribution from those entities. The recognition by Woodbridge of income from controlled entities is determined based on the total percent of economic ownership in those entities. At December 31, 2012, Woodbridge had an approximately 54% economic ownership interest in Bluegreen. Woodbridge’s economic ownership interest in Bluegreen is calculated in accordance with the requirements of GAAP and, therefore, excludes restricted shares issued by Bluegreen to its officers and directors which were unvested as of December 31, 2012.

One of Bluegreen’s wholly-owned subsidiaries has a joint venture arrangement with Big Cedar, LLC (“Big Cedar), an affiliate of Bass Pro, Inc. relating to Bluegreen/Big Cedar Vacations. Bluegreen’s subsidiary owns 51% of Bluegreen/Big Cedar Vacations and Big Cedar owns the remaining 49%.  Bluegreen/Big Cedar Vacations develops, markets and sells vacation ownership interests (“VOIs”) and timeshare interests. The results of operations of Big Cedar are included in our consolidated financial statements.

The accompanying consolidated statement of financial condition as of December 31, 2011, and the consolidated statements of operations, comprehensive income, changes in total equity and cash flows and related notes for the year then ended, as well as the supplemental information included herein related to December 31, 2011, have not been audited.

Recent Events

The Bluegreen Merger

On April 2, 2013, Bluegreen merged with a wholly-owned subsidiary of Woodbridge in a cash merger transaction (sometimes hereinafter referred to as the “Bluegreen merger”).  Pursuant to the terms of the merger agreement, Bluegreen’s shareholders (other than Woodbridge) received consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the merger, whether vested or unvested, was canceled in exchange for a cash payment to the holder in an amount equal to the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration was approximately $149 million.  As a result of the merger, Bluegreen, which was the surviving corporation of the merger, became a wholly-owned subsidiary of Woodbridge.  Prior to the merger, Woodbridge owned approximately 54% of Bluegreen’s outstanding common stock. These shares were canceled upon consummation of the merger without any payment therefor.

In connection with the financing of the merger, BFC and Woodbridge entered into a Purchase Agreement with BBX Capital on April 2, 2013 (the “Purchase Agreement”).  Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge in connection with the closing of the merger in exchange for a 46% equity interest in Woodbridge. BFC holds the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash, which was utilized to pay a portion of the aggregate merger consideration, and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million (the “Note”). The Note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the Note, with all outstanding amounts being due and payable at the end of the five-year term. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

Additionally, the proceeds from Bluegreen’s issuance of $75 million of senior secured notes (the “2013 Notes Payable”) on March 26, 2013 in a private transaction and approximately $14 million of Bluegreen’s unrestricted cash were utilized in connection with the funding of the $149 million merger consideration indicated above. See Note 9 for additional information regarding the 2013 Notes Payable.

Sale of Bluegreen Communities

On May 4, 2012, Bluegreen sold substantially all of the assets that comprised its residential communities business, Bluegreen Communities, to Southstar Development Partners, Inc. (“Southstar”) for a purchase price of $29.0 million in cash.  Southstar also agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement), from its sale, if any, of two specified parcels of real estate purchased by Southstar under the agreement.  Southstar sold one of the parcels during 2012 and paid to Bluegreen the proceeds to which it was entitled, which were insignificant.  Assets excluded from the sale included primarily Bluegreen’s Communities notes receivable portfolio.  Bluegreen Communities is classified as a discontinued operation for all periods presented in the accompanying consolidated financial statements.  See Note 3 for additional information regarding discontinued operations.

Financial Statement Adjustments

During the quarter ended March 31, 2012, management identified an error in its cost of sales and other miscellaneous accounts and recorded an out of period adjustment related to 2010 and 2011. The impacts of the errors were: an understatement of cost of sales of VOIs sold by Bluegreen of $1.3 million; an overstatement of other expenses of $300,000; an understatement of net loss from continuing operations of $1.0 million; an overstatement of net income attributable to noncontrolling interest of $608,000; an overstatement of provision for income taxes of $402,000; and an understatement of net loss attributable to Woodbridge of $22,000.  Management has determined that the adjustments were not material to our financial statements for the years ended December 31, 2012 or 2011.

Summary of Significant Accounting Policies

The accounting policies applied by the Company conform to accounting principles generally accepted in the United States of America.

Consolidation Policy - The consolidated financial statements include the accounts of all the Company’s wholly-owned subsidiaries, the Company’s controlled subsidiaries, including Bluegreen, other entities in which the Company and its subsidiaries hold controlling financial interests, and variable interest entities (“VIEs”) if the Company or its consolidated subsidiary is deemed the primary beneficiary of the VIE. All significant inter-company accounts and transactions have been eliminated among consolidated entities.

Use of Estimates - In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the statements of financial condition and operations for the periods presented. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the fair value of assets and liabilities acquired in business combinations, the allowance for loan losses, evaluation of intangible and long-lived assets for impairment, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans, revenue recognition on percent complete projects, the evaluation of real estate assets for impairment, estimated costs to complete construction, the amount of the deferred tax asset valuation allowance, accounting for uncertain tax positions, contingencies and litigation, and accounting for share-based compensation.

Cash and Cash Equivalents - Cash equivalents consist of cash, demand deposits at financial institutions, Federal Reserve balances, money market funds and other short-term investments with original maturities of 90 days or less.   Cash and cash equivalents are held at various financial institutions located throughout the United States, Canada and Aruba and exceed federally insured amounts. The periodic evaluations of the relative credit standing of financial institutions maintaining the Company’s deposits are performed to evaluate and attempt to mitigate, if necessary, credit risk.

Restricted Cash - Cash and interest bearing deposits are segregated into restricted accounts for specific uses in accordance with the terms of certain land sale contracts, home sales and other agreements and include customer deposits held in escrow accounts. Restricted funds may be utilized in accordance with the terms of the applicable governing documents. The majority of restricted funds are controlled by third-party escrow fiduciaries.

Notes Receivable - Bluegreen’s notes receivable are carried at amortized cost less an allowance for credit losses.  Interest income is recognized on an accrual basis. Interest income is suspended, and previously accrued but unpaid interest income is reversed, on all delinquent notes receivable when principal or interest payments are more than three months contractually past due, and the accrual of interest income is not resumed until such loans are less than three months past due. Bluegreen’s notes receivable are generally written off as uncollectible when they have become approximately 120 days past due.

Uncollectibles for notes receivable are estimated in accordance with timeshare accounting rules. Under these rules, the estimate of uncollectibles is based on historical uncollectibles for similar VOI notes receivable over the applicable historical period. Bluegreen uses a static pool analysis, which tracks uncollectibles for each year’s sales over the entire life of the notes.  Bluegreen also considers whether the historical economic conditions are comparable to current economic conditions, as well as variations in underwriting standards.  Additionally, under timeshare accounting rules, no consideration is given for future recoveries of defaulted inventory in the estimate of uncollectible VOI notes receivable.  Bluegreen reviews its reserve for credit losses on at least a quarterly basis.  Loan origination costs are deferred and recognized over the life of the related notes receivable.

Acquired Notes Receivable – During November 2009, Woodbridge acquired additional shares of Bluegreen’s common stock which resulted in Woodbridge having a controlling interest in Bluegreen.  In connection with such transaction,  Woodbridge was deemed under applicable accounting guidance to have acquired certain of Bluegreen’s assets, including a pool of notes receivable consisting principally of homogenous consumer timeshare loans originated by Bluegreen.  Consistent with the accounting guidance, Woodbridge has elected an accounting policy based on expected cash flows, which includes guidance on maintaining the integrity of a pool of multiple loans accounted for as a single asset.  The loans have common risk characteristics as defined in the accounting guidance, Loans and Debt Securities with Deteriorated Credit Quality, including similar risk ratings, as defined and monitored by risk rating agencies, term, purpose and similar collateral type (VOIs).  The Company evaluates the pool of loans accounted for as a single asset for indications of impairment. Purchased loans are considered to be impaired if it is not expected that all contractually required cash flows will be received due to concerns about credit quality. The excess of the cash flows expected to be collected measured as of the acquisition date, over the estimated fair value is referred to as the accretable yield and is recognized into interest income over the remaining life of the loan using a level yield methodology. The difference between contractually required payments as of the acquisition date and the cash flows expected to be collected is referred to as the nonaccretable difference.

Subsequent decreases to expected principal cash flows result in a charge to provision for credit losses and a corresponding increase to a valuation allowance included in the allowance for loan losses. Subsequent increases in expected principal cash flows result in a recovery of any previously recorded allowance for loan losses, to the extent applicable, and a reclassification from nonaccretable difference to accretable yield for any remaining increase. Changes in expected interest cash flows may result in reclassifications to or from the nonaccretable difference. Loan disposals, which may include receipt of payments in full from the borrower or foreclosure, result in the removal of the loan from the loan pool at its allocated carrying amount.

Inventory - The Company’s inventory is comprised of Bluegreen’s completed VOIs, VOIs under construction and land held for future vacation ownership development. Bluegreen carries its completed inventory at the lower of (i) cost, including costs of improvements and amenities incurred subsequent to acquisition, capitalized interest, real estate taxes plus other costs incurred during construction, or (ii) estimated fair value, less costs to sell.  VOI inventory and cost of sales are accounted for under the provisions of timeshare accounting rules, which define a specific method of the relative sales value method for relieving VOI inventory and recording cost of sales.  Under the relative sales value method required by timeshare accounting rules, cost of sales is calculated as a percentage of net sales using a cost-of-sales percentage—the ratio of total estimated development cost to total estimated VOI revenue, including the estimated incremental revenue from the resale of VOI inventory repossessed, generally as a result of the default of the related receivable.  Also, pursuant to timeshare accounting rules, Bluegreen does not relieve inventory for VOI cost of sales related to anticipated credit losses. Accordingly, no adjustment is made when inventory is reacquired upon default of the related receivable.

Bluegreen periodically evaluates the recovery of the carrying amount of incomplete or undeveloped resort properties under the accounting guidelines for Property, Plant and Equipment, which provides guidance relating to the accounting for the impairment or disposal of long-lived assets.

Assets Held for Sale from Discontinued Operations - As described above, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities in May 2012. The carrying value of the assets sold is presented in our unaudited consolidated statement of financial condition as of December 31, 2011 as “assets held for sale”. The fair value of these assets held for sale as of December 31, 2011 was derived from the purchase price under Bluegreen’s agreement with Southstar. During 2011, non-cash charges of $55.1 million were recorded to write down the value of

Bluegreen Communities’ assets to their estimated fair value less costs to sell.  Bluegreen did not incur a significant gain or loss upon the closing of Bluegreen’s transaction with Southstar in 2012.

The office building sold by Cypress Creek Holdings during January 2012, as described in Note 3, is also presented separately on our consolidated statement of financial condition as of December 31, 2011 as “assets held for sale”. The carrying value of the office building is based on a discounted cash flow methodology.

Impairment of Long Lived Assets  - Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the full carrying amount of an asset may not be recoverable. In performing the review for impairment, the Company compares the expected undiscounted future cash flows to the carrying amount of the asset and records an impairment loss if the carrying amount exceeds the expected future cash flows based on the estimated discounted cash flows generated by the long-lived assets.

The assumptions developed and used by management to evaluate impairment are subjective and involve significant estimates, and are subject to increased volatility due to the uncertainty of the market environment.

Long-lived assets to be abandoned are considered held and used until disposed.  The carrying value of a long-lived asset to be abandoned is depreciated over its shortened depreciable life when the Company commits to a plan to abandon the asset before the end of its previously estimated useful life.  Long-lived assets classified as held for sale are reported at the lower of its carrying amount or fair value less estimated selling costs. Depreciation (amortization) ceases with respect to long-lived assets upon their classification as assets held for sale.

Properties and Equipment -  Properties and equipment are carried at cost less accumulated depreciation. Land is carried at cost. Depreciation is primarily computed on the straight-line method over the estimated useful lives of the assets which generally range up to 31 years for buildings and building improvements, from 3 to 14 years for office equipment, furniture and fixtures, 5 years for transportation and equipment and from 3 to 14 for leasehold improvements.  The cost of leasehold improvements is amortized using the straight-line method over the shorter of the terms of the related leases or the useful lives of the assets. Interest expense associated with the construction of certain fixed assets is capitalized as incurred and relieved to expense through depreciation once the asset is put into use. Expenditures for new properties, leasehold improvements and equipment and major renewals and betterments are capitalized. Expenditures for maintenance and repairs are expensed as incurred, and gains or losses on disposal of assets are reflected in current operations.

Intangible Assets – Intangible assets consist of management contracts which are now included in our financial statements as a result of the previously described acquisition of additional shares of Bluegreen’s common stock during November 2009 which gave us a controlling interest in Bluegreen.  The management contracts have indefinite useful lives and are not amortized, but instead are reviewed for impairment on at least an annual basis, or more frequently if events or changes in circumstances indicate that the related carrying amounts may not be recoverable.

The Company evaluates the recovery of the carrying amount of its long-lived assets under applicable accounting guidance which requires that intangible assets deemed to have indefinite lives not be amortized, but rather be tested for impairment on at least an annual basis, or more frequently if events and circumstances indicate that assets may be impaired, and when the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts. The carrying value of these assets is dependent upon estimates of future earnings. If cash flows decrease significantly, intangible assets may be impaired in which case they would be written down to their fair value. The estimates of useful lives and expected cash flows require the Company to make significant judgments regarding future periods that are subject to numerous factors, many of which may be beyond the Company’s control.

Revenue Recognition –  Revenue is recorded as the gross sales of VOIs, net of a provision for credit losses, in accordance with timeshare accounting guidance.  In accordance with the requirements of the accounting guidance for real estate, Bluegreen recognizes revenue on VOI sales when a minimum of 10% of the sales price has been received in cash (demonstrating the buyer’s commitment), the legal rescission period has expired, collectability of the receivable representing the remainder of the sales price is reasonably assured and Bluegreen has completed substantially all of its obligations with respect to any development related to the real estate sold. Historically, Bluegreen utilized the same revenue recognition methodology with respect to its homesite sales. As described above and in Note 3, the revenues of Bluegreen Communities, which include homesite sales, are included within the results of discontinued operations for the year ended December 31, 2012 and 2011 in the accompanying consolidated statements of operations.

Bluegreen believes that it uses a reasonably reliable methodology to estimate the collectability of the receivables representing the remainder of the sales price of real estate sold. See “Notes Receivable” above for a further discussion of Bluegreen’s policies regarding the estimation of credit losses on its notes receivable.

Under timeshare accounting rules, the calculation of the adequacy of a buyer’s commitment for the sale of VOIs requires that cash received towards the purchase of Bluegreen’s VOIs be reduced by the value of certain incentives provided to the buyer at the time of sale. If after considering the value of the incentives provided, the 10% requirement is not met, the VOI sale, and the related cost and direct selling expenses, are deferred until such time that sufficient cash is received from the customer, generally through receipt of mortgage payments. Changes to the quantity, type, or value of sales incentives that Bluegreen provides to buyers of its VOIs may result in additional VOI sales being deferred or extend the period during which a sale is deferred.

In cases where all development has not been completed, Bluegreen recognizes revenue in accordance with the percentage-of-completion method of accounting. Should Bluegreen’s estimates of the total anticipated cost of completing any of its  projects increase, it may be required to defer a greater amount of revenue or may be required to defer revenue for a longer period of time.

Under timeshare accounting rules, rental operations, including accommodations provided through the use of Bluegreen’s sampler program, are accounted for as incidental operations whereby incremental carrying costs in excess of incremental revenue are expensed as incurred. Conversely, incremental revenue in excess of incremental carrying costs is recorded as a reduction to VOI inventory.  Incremental carrying costs include costs that have been incurred by Bluegreen during the holding period of the unsold VOIs, such as developer subsidies and maintenance fees on unsold VOI inventory.  All of Bluegreen’s rental revenue and sampler revenue earned during  2011 and 2012 was recorded as an offset to cost of other resort operations as such amounts were less than the incremental carrying cost.

Bluegreen also generates revenue from the activities listed below.  The table provides a brief description of the applicable revenue recognition policy:

Activity	Revenue is recognized when:

Fee-based sales commission	The sale transaction with the VOI purchaser is consummated in accordance with the terms of the agreement with the third-party developer and the related consumer rescission period has passed.

Resort management and service fees	Management services are rendered. (1)

Resort title fees	Escrow amounts are released and title documents are completed.

Rental and sampler program	Guests complete stays at the resorts. Rental and sampler program proceeds are classified as a reduction to “cost of other resort operations”.

(1)

In connection with its management services provided to property owners associations, among other things, Bluegreen acts as agent for the property owners association to operate the resorts as provided under the management agreements. In certain cases, the personnel at the resorts are Bluegreen employees. The property owners association bears all of the economic costs of such personnel and generally pays Bluegreen in advance of, or simultaneously with, the payment of payroll. In accordance with the accounting guidance for reporting revenues gross versus net, reimbursements from the property owners associations relating to direct pass-through costs are recorded net of the related expenses.

The cost of other resort fee-based services consists of the costs associated with the various revenues described above as well as developer subsidies and maintenance fees on Bluegreen’s unsold VOIs.

Deferred Income - Bluegreen defers VOI revenue, net of related selling expenses, for sales for which the legal rescission period has expired but the required revenue recognition criteria described above has not been met. Additionally, in connection with Bluegreen’s sampler programs, Bluegreen defers proceeds, net of direct incremental selling expenses, for guest stays not yet completed.

Deferred Financing Costs - Deferred financing costs are comprised of costs incurred in connection with securing financing from third-party lenders and are capitalized and amortized to interest expense over the terms of the related financing arrangements.

Income Taxes – As of December 31, 2012 and 2011, the Company and most of its wholly owned subsidiaries operated as a limited liability companies that were owned by a single corporate member, or a “SMLLC”.  As a SMLLC, the Company was disregarded for federal and state income tax purposes and was treated as a division of BFC.   Income taxes attributed to the Company are included as if it were to file a separate Company tax return.    As the Company owned less than 80% of Bluegreen’s outstanding equity as of December 31, 2012 and 2011, Bluegreen and its subsidiaries historically filed income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions as a separate group.

The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for transactions that do not have tax consequences.  Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the statement of financial condition.  The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it has been determined that it is more likely than not that deferred tax assets will not be realized.  If a valuation allowance is needed, a subsequent change in circumstances that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

An uncertain tax position is defined as a position taken or expected to be taken in a tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it believes that it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution.  The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

Noncontrolling Interests  – Noncontrolling interests reflect third parties’ ownership interests in entities that are consolidated in Woodbridge’s financial statements, but less than 100% owned by Woodbridge.  Generally accepted accounting principles require that a noncontrolling interest (minority interest) be recognized as equity in the consolidated financial statements and itemized separately from the parent’s equity. In accordance with applicable guidance, a change in the Company’s ownership interest in a subsidiary that does not result in deconsolidation is treated as an equity transaction if the Company retains its controlling financial interest.

Accounting for Loss Contingencies – Loss contingencies, including those arising from legal actions, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.

Stock-Based Compensation – We account for stock-based compensation using the fair value method of expense recognition. The fair value of stock options is estimated using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected price volatility of the underlying stock. Projected data related to the expected volatility and expected life of stock options is based upon historical and other information. Changes in these subjective assumptions can materially affect the fair value of the estimate, and therefore, the existing valuation models may not provide a precise measure of the fair value of stock options. The fair value of non-vested restricted common stock awards is generally the market price of the Company’s common stock on the grant date. Compensation expense for stock options and non-vested restricted common stock is based on the fair value of the award on the measurement date, which is generally the grant date.

The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the awards.

New Accounting Standards

Accounting Standards Update (“ASU”) ASU Number 2011-04 – Fair Value Measurement (Topic 820):    Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”).  The amendments in ASU 2011-04 clarify the intent of the FASB regarding the highest and best use valuation premise and also provide guidance on measuring the fair value of an instrument classified in  equity, the treatment of premiums and discounts in fair value measurements and measuring the fair value of financial instruments that are managed within a portfolio. ASU 2011-04 also expands the disclosure requirements related to fair value measurements, including a requirement to disclose valuation processes and sensitivity of the fair value measurements to changes in unobservable inputs for fair value measurements categorized within Level 3 of the fair value hierarchy, and categorization by level of the fair value hierarchy for items that are not measured at fair value in the statement of financial condition but for which the fair value measurement is required to be disclosed.  ASU 2011-04 became effective for the first interim period beginning after December 15, 2011. The Company implemented ASU 2011-04 as of January 1, 2012. The implementation of ASU 2011-04 did not have a material effect on the Company’s financial statements.

ASU Number 2011-05 – Comprehensive Income (Topic 220): Presentation of Comprehensive Income (“ASU 2011-05”). ASU 2011-05 eliminated the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity; requires the consecutive presentation of the statement of net income and other comprehensive income; and requires an entity to present reclassification adjustments on the face of the financial statements from other comprehensive income to net income. ASU 2011-05 did not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income.  The Company implemented ASU 2011-05 effective January 1, 2012, except for the reclassification adjustment on the face of the financial statements which was deferred as permitted by ASU 2011-12 and amended by ASU 2013-02 (as described below). The implementation of ASU 2011-05 did not have a material effect on the Company’s financial statements.

ASU Number 2011-08 – Intangibles Goodwill and Other (Topic 350): Testing Goodwill for Impairment (“ASU 2011-08”). On September 15, 2011, the FASB issued ASU 2011-08, amending the guidance in Accounting Standards Codification (“ASC”) Topic 350-20, Intangibles-Goodwill and Other-Goodwill (“ASC 350-20”). This amendment allows the entity an option to first use qualitative factors to determine whether it is necessary to perform the two-step goodwill impairment analysis described in ASC 350-20.  An entity which chooses to use this option is no longer required to calculate the fair value of a reporting unit unless the entity determines, based on its qualitative assessment, that it is more likely than not that the reporting unit’s fair value is less than its carrying amount. ASU 2011-08 became effective for annual and interim goodwill impairment tests performed on or after January 1, 2012. The implementation of ASU 2011-08 did not have a material impact on the Company’s financial statements.

ASU Number 2011-10 – Property, Plant, and Equipment (Topic 360):  Derecognition of In-substance Real Estate—a Scope Clarification (“ASU 2011-10”).  ASU 2011-10 provides that, when a reporting entity ceases to have a controlling financial interest in a subsidiary that is in-substance real estate as a result of a default on the subsidiary’s nonrecourse debt, the reporting entity generally should apply the guidance of ASC Topic 360 to determine whether it should derecognize the in-substance real estate.  The reporting entity would continue to include the real estate and debt on its financial statements until legal title to the real estate is transferred to legally satisfy the debt.  ASU 2011-10 became effective for annual and interim periods beginning on or after June 15, 2012.  The Company implemented ASU 2011-10 effective July 1, 2012. The implementation of ASU 2011-10 did not have a material impact on the Company’s financial statements.

ASU Number 2011-11 – Balance Sheet (Topic 210): Disclosure about Offsetting Assets and Liabilities (“ASU 2011-11”).  ASU 2011-11 requires entities to disclose both gross information and net information about instruments and transactions that may offset in accordance with master netting or similar arrangements, including derivatives, sale and repurchase agreements and reverse sale and repurchase agreements, and securities borrowing and lending arrangements.  ASU 2011-11 is effective for annual and interim periods beginning on or after January 1, 2013 and must be applied retrospectively.  The Company believes that ASU 2011-11 will not have a material impact on its financial statements.

ASU Number 2011-12 – Comprehensive Income (Topic 220):  Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05 (“ASU 2011-12”).  In ASU 2011-12, the FASB deferred the changes in ASU 2011-05 that relate to the presentation of reclassification adjustments.  The deferral allowed the FASB to re-deliberate whether to require presentation on the face of the financial statements of the effects of reclassifications out of accumulated other comprehensive income of the components of net income and other comprehensive income for all periods presented.  The other requirements of ASU 2011-05 were not affected by this deferral and, as described above, were implemented by the Company effective January 1, 2012.  See the description of ASU 2013-02 below relating to the required presentation of reclassifications out of other comprehensive income.

ASU Number 2012-02  –Intangibles Goodwill and Other (Topic 350): This amendment permits an entity first to assess qualitative factors to determine whether it is more likely than not that an indefinite-lived intangible asset is impaired as a basis for determining whether it is necessary to perform the quantitative impairment test. The amendment is effective for annual and interim impairment tests performed for fiscal years beginning on or after September 15, 2012. The Company believes that ASU 2012-02 will not have a material impact on its financial statements.

ASU Number 2013-02 - Comprehensive Income (Topic 220):  Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (“ASU 2013-02”). This update requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component.  In addition, an entity is required to present, either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period.  For other amounts that are not required to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts.  Currently, this information is presented in different places throughout the financial statements and this update will require the presentation of the information in one place.  The Company believes that this update will not have a material impact on its financial statements.

2.    Liquidity

We expect to use our available funds to fund operations and meet our obligations. Certain of Bluegreen’s credit facilities contain terms which limit the payment of cash dividends, and Bluegreen may only pay dividends subject to such restrictions.  In addition, dividends from Bluegreen are subject to declaration by its board of directors, a majority of whom were previously determined to be independent under the listing standards of the NYSE.   While we  expect to receive dividends from Bluegreen from time to time, there is no assurance that Woodbridge will receive such dividend payments as they will be dependent on and subject to the results of operations, cash flows and business plans of Bluegreen as well as restrictions contained in Bluegreen’s debts facilities.  Dividend payments by Woodbridge will require the approval of both BBX Capital and BFC, in their capacities as members of Woodbridge, as well as declaration by Woodbridge’s Board of Managers.

Woodbridge (Parent Company Level)

On September 21, 2009, Woodbridge merged with and into a wholly owned subsidiary of BFC. Pursuant to the merger, shareholders of Woodbridge Holdings Corporation (“WHC”), the predecessor by merger of Woodbridge, at the effective time of the merger (other than BFC) were entitled to receive 3.47 shares of BFC’s Class A Common Stock in exchange for each share of WHC’s Class A Common Stock that they owned.  Under Florida law, holders of WHC’s Class A Common Stock who did not vote to approve the merger and properly asserted and exercised their appraisal rights with respect to their shares (“Dissenting Holders”) are entitled to receive a cash payment in an amount equal to the fair value of their shares as determined in accordance with the provisions of Florida law in lieu of the shares of BFC’s Class A Common Stock that they would otherwise have been entitled to receive. Dissenting Holders, who collectively held approximately 4.2 million shares of WHC’s Class A Common Stock, rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of WHC’s Class A Common Stock. In accordance with Florida law, Woodbridge thereafter commenced legal proceedings relating to the appraisal process.  In December 2009, a $4.6 million liability was recorded based on Woodbridge’s $1.10 per share offer to the Dissenting Holders, with a corresponding reduction to additional paid-in capital.  On July 5, 2012, the presiding court in the appraisal rights action determined the fair value of the Dissenting Holders’ shares to be $1.78 per share and awarded legal and other costs in favor of the Dissenting Holders. As a result, the $4.6 million liability was increased to approximately $7.5 million (with a corresponding reduction to additional paid in capital of $2.8 million) as of the quarter ended June 30, 2012 to account for the per share value awarded.   On March 11, 2013, the court awarded legal fees and pre and post judgment interest to the Dissenting Holders for a total award to the Dissenting Holders of approximately $11.9 million (including the $7.5 million based on the $1.78 per share value determination).  As a result, the liability was increased by approximately $4.4 million during the fourth quarter of 2012. Woodbridge has appealed the court’s ruling with respect to its fair value determination and the award of legal fees and costs and posted a  $13.4 million bond in connection with the appeal. The outcome of the appeal is uncertain.

Core Communities

In early 2010, Woodbridge made the decision to pursue an orderly liquidation of Core Communities, Woodbridge’s wholly owned subsidiary, and worked cooperatively with the various lenders to achieve that objective. During November 2010, Core entered into a settlement agreement with one of its lenders, which had previously commenced actions seeking foreclosure of properties in Florida and South Carolina which served as collateral under mortgage loans totaling approximately $113.9 million. Under the terms of the agreement, Core pledged additional collateral to the lender consisting of membership interests in five of Core’s subsidiaries and granted security interests in the real property owned by such subsidiaries in Port St. Lucie, Florida, substantially all of which was undeveloped raw land. Core also agreed to an amendment of the complaint related to the Florida foreclosure action to include this additional collateral and an entry into consensual judgments of foreclosure in both the Florida and South Carolina foreclosure actions. As of November 30, 2010, Core deconsolidated the five subsidiaries, the membership interests in which were transferred to the lender upon entry into the consensual judgments of foreclosure.  In turn, the lender agreed not to enforce a deficiency judgment against Core and, in February 2011, released Core from any other claims arising from or relating to the loans. In connection therewith, a deferred gain on settlement of investment in subsidiary of $11.3 million was recognized into income during the first quarter of 2011.

Approximately $27.2 million of the $113.9 million of mortgage loans described above was collateralized by property in South Carolina which had an estimated carrying value of approximately $19.4 million at December 31, 2010 and was subject to separate foreclosure proceedings. The foreclosure proceedings relating to this property were completed on November 3, 2011 and, in accordance with the applicable accounting guidance, the Company recorded an $11.6 million gain on extinguishment of debt during the fourth quarter of 2011.

Carolina Oak

 Carolina Oak, a wholly owned subsidiary of Woodbridge, engaged in homebuilding activities in South Carolina prior to the suspension of the activities in the fourth quarter of 2008. Woodbridge was the obligor under a $37.2 million loan collateralized by certain property owned by Carolina Oak.  During 2009, the lender declared the loan to be in default and filed an action for foreclosure.  On April 26, 2011, a settlement agreement was entered into to resolve the disputes and ligation relating to the loan. Under the terms and subject to the conditions of the settlement agreement, (i) Woodbridge paid $2.5 million to the note holder, (ii) Carolina Oak conveyed to the note holder the real property securing the loan and (iii) the note holder agreed not to pursue certain remedies, including a deficiency judgment, and after the expiration of an agreed-upon time period (which expired during April 2012), to fully release Woodbridge and Carolina Oak. In accordance with applicable accounting guidance, a deferred gain on debt settlement of $29.9 million was recorded in the Company’s consolidated statement of financial condition as of December 31, 2011 and was recognized as income in the quarter ended June 30, 2012 as a result of the full release of Woodbridge and Carolina Oak in April 2012.

Bluegreen

Bluegreen believes that its existing cash, anticipated cash generated from operations, anticipated future permitted borrowings under existing or proposed credit facilities and anticipated future sales of notes receivable under the purchase facilities and one or more replacement facilities Bluegreen may seek to put in place will be sufficient to meet its anticipated working capital, capital expenditures and debt service requirements, including the contractual payment of the obligations set forth herein, for the foreseeable future, subject to the successful implementation of ongoing strategic initiatives and the ongoing availability of credit. Bluegreen will continue its efforts to renew, extend, or replace any credit and receivables purchase facilities that have expired or that will expire in the near term.  Bluegreen may, in the future, also obtain additional credit facilities and may issue corporate debt or equity securities. Any debt incurred or issued by Bluegreen may be secured or unsecured, bear interest at fixed or variable rates and may be subject to such terms as the lender may require.  In addition, Bluegreen’s efforts to renew or replace the credit facilities or receivables purchase facilities which have expired or which are scheduled to expire in the near term may not be successful, and sufficient funds may not be available from operations or under existing, proposed or future revolving credit or other borrowing arrangements or receivables purchase facilities to meet Bluegreen’s cash needs, including its debt service obligations. To the extent Bluegreen will not be able to sell notes receivable or borrow under such facilities, Bluegreen’s ability to satisfy its obligations would be materially adversely affected.

3.    Discontinued Operations

The following tables summarize the results of discontinued operations for the years ended December 31, 2012 and 2011 (in thousands):

	For the Year Ended December 31, 2012
		Cypress
	Bluegreen	Creek
	Communities	Holdings	Total
Revenues	$3,714	3	3,717
Gain on sale of assets	-	4,446	4,446
	3,714	4,449	8,163
Costs and Expenses :
Other costs and expenses	6,920	52	6,972
Interest expense	1,386	-	1,386
Loss on assets held for sale	205	-	205
	8,511	52	8,563
(Loss) income from discontinued operations
before income taxes	(4,797)	4,397	(400)
Less: Benefit for income taxes	(1,304)	-	(1,304)
(Loss) income from discontinued operations	$(3,493)	4,397	904

	For the Year Ended December 31, 2011
	(Unaudited)
		Cypress
	Bluegreen	Creek
	Communities	Holdings	Total
Revenues	$13,876	4	13,880
Gain on sale of assets	-	-	-
	13,876	4	13,880
Costs and Expenses :
Other costs and expenses	16,075	1,052	17,127
Interest expense	2,956	638	3,594
Loss on assets held for sale	57,935	-	57,935
	76,966	1,690	78,656
Loss from discontinued operations
before income taxes	(63,090)	(1,686)	(64,776)
Less: Benefit for income taxes	(21,591)	-	(21,591)
Loss from discontinued operations	$(41,499)	(1,686)	(43,185)

The following table presents the assets held for sale and liabilities related to the assets held for sale for Bluegreen Communities and Cypress Creek Holdings as of December 31, 2011 (in thousands):

	As of December 31, 2011
	(Unaudited)
		Cypress
	Bluegreen	Creek
	Communities	Holdings	Total
Inventory	$23,264	-	23,264
Property and equipment, net	5,361	6,410	11,771
Assets held for sale	$28,625	6,410	35,035

Notes and mortgage payable	$-	11,156	11,156
Liabilities related to assets held for sale	$-	11,156	11,156

Bluegreen Communities

In May 2012, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities to Southstar for a purchase price of $29.0 million in cash. Additionally, Southstar agreed to pay an amount equal to 20% of the net proceeds (as calculated in accordance with the terms of the agreement), of its sale, if any, of two specified parcels of real estate purchased by Southstar under the agreement.  Southstar sold one of the parcels during 2012 paid to Bluegreen the proceeds to which it was entitled, which were insignificant.  Certain assets, including primarily Bluegreen Communities’ notes receivable portfolio, were excluded from the transactions with Southstar and retained by Bluegreen.   Upon the closing of the transaction in 2012, Bluegreen incurred an insignificant loss on sale as the carrying value of the assets approximated the proceeds received.

During the year ended December 31, 2011, Bluegreen incurred a loss on assets held for sale of approximately $57.9 million, which reflected the write-down of Bluegreen Communities’ assets to their estimated fair value, derived

from the sales price under the purchase agreement with Southstar, less costs to sell.    Also included in results of discontinued operations in each of the periods presented is interest expense primarily on Bluegreen’s H4BG Communities Facility as certain of the assets classified as held for sale (and which were sold to Southstar as part of the Bluegreen Communities sale) served as collateral under this facility. Pursuant to the terms of the facility, the outstanding balance of the H4BG Communities Facility accelerated and was repaid in full, along with a $2.0 million deferred fee, in May 2012 in connection with the sale of Bluegreen Communities.

Cypress Creek Holdings

During January 2012, Cypress Creek Holdings sold the office building it owned for approximately $10.8 million. The building, which was classified as an asset held for sale as of December 31, 2011, served as collateral for an approximately $11.2 million mortgage loan. Accordingly, the proceeds of the sale plus a $668,000 payment made by Cypress Creek Holdings were paid to the lender in full satisfaction of the loan. The Company recognized a gain of approximately $4.4 million in connection with the sale during the first quarter of 2012.

4.    Notes Receivable

The table below sets forth information relating to Bluegreen’s notes receivable (in thousands):

	December 31,
	2012	2011
		(Unaudited)
Notes receivable, gross	$565,220	619,599
Purchase accounting adjustments	(14,736)	(28,503)
Notes receivable, net of purchase accounting adjustments	550,484	591,096
Allowance for loan losses	(63,374)	(73,260)
Notes receivable, net	$487,110	517,836

As previously disclosed, the table above includes notes receivable deemed to be acquired by us in connection with our November 2009 acquisition of approximately 7.4 million additional shares of Bluegreen’s Common Stock giving us a controlling interest in Bluegreen.  In accordance with applicable accounting guidance “Loans and Debt Securities Acquired with Deteriorated Credit Quality”, the Company elected to recognize interest income on these notes receivable using the expected cash flows method. The Company treated expected prepayments consistently in determining cash flows expected to be collected, such that the non-accretable difference is not affected and the difference between actual prepayments and expected prepayments shall not affect the non-accretable difference.  The assumption for prepayment rates was derived from Bluegreen’s historical performance information for its off-balance sheet securitizations and ranges from 4% to 9%.  As of December 31, 2012 and 2011, the outstanding contractual unpaid principal balance of the acquired notes was $150.1 million and $196.3 million, respectively. As of December 31, 2012 and 2011, the carrying amount of the acquired notes was $135.4 million and $167.8 million, respectively.

The carrying amount of the acquired notes is included in the balance sheet amounts of notes receivable at December 31, 2012 and 2011. The following is a reconciliation of accretable yield as of December 31, 2012 and 2011 (in thousands):

Accretable Yield	December 31,
	2012	2011
		(Unaudited)
Balance, beginning of period	$74,526	85,906
Accretion	(22,168)	(25,237)
Reclassification from nonaccretable yield	1,812	13,857
Balance, end of period	$54,170	74,526

All of Bluegreen’s VOI notes receivable bear interest at fixed rates. The weighted-average interest rate charged on loans secured by VOIs was 15.6% and 15.4% at December 31, 2012 and 2011, respectively. The majority of Bluegreen’s notes receivable secured by home sites bear interest at variable rates. The weighted-average interest rate charged on notes receivable secured by home sites was 7.7% and 7.8% at December 31, 2012 and 2011, respectively.

Bluegreen’s VOI notes receivable are generally secured by properties located in Florida, Louisiana, Nevada, New Jersey, Michigan, Missouri, Pennsylvania, South Carolina, Tennessee, Virginia, Wisconsin, and Aruba. The majority of Bluegreen’s homesite notes receivables are secured by homesites in Georgia, Texas, and Virginia.

As of December 31, 2012 and 2011, $12.1 million and $20.9 million, respectively, of the VOI notes receivable were more than three months past due, and accordingly, consistent with Bluegreen’s policy, were not accruing interest income.

Future contractual principal payments on Bluegreen’s notes receivables during each of the five years subsequent to December 31, 2012 and thereafter are set forth below (in thousands):

As of December 31, 2012
2013	$80,528
2014	81,604
2015	84,934
2016	84,021
2017	76,346
Thereafter	157,787
565,220
Allowance for loan losses	(63,374)
Notes receivable, net of allowance	501,846
Purchase accounting adjustments	(14,736)
Total	$487,110

Credit Quality for Financial Receivables and Allowance for Credit Losses

Bluegreen holds large amounts of homogeneous VOI notes receivable and assesses uncollectibility based on pools of receivables. In estimating future credit losses, Bluegreen does not use a single primary indicator of credit quality but instead evaluates its VOI notes receivable based upon a combination of factors including a static pool analysis, the aging of the respective receivables, current default trends and prepayment rates by origination year, and the FICO® scores of the buyers at the time of origination.

The table below sets forth the activity in the allowance for loan losses (including homesite notes receivable) as follows (in thousands):

	December 31,
	2012	2011
		(Unaudited)
Balance, beginning of year	$73,260	93,398
Provision for loan losses	25,102	23,686
Write-offs of uncollectible receivables	(34,988)	(43,824)
Balance, end of year	$63,374	73,260

The following table shows the delinquency status of Bluegreen’s VOI notes receivable as of December 31, 2012 and 2011 (in thousands):

	December 31,
	2012	2011
		(Unaudited)
Current	$534,080	576,063
31-60 days	7,843	9,038
61-90 days	6,181	7,836
Over 91 days (1)	12,124	20,861
Purchase accounting adjustments	(14,736)	(28,503)
Total	$545,492	585,295

(1)

Includes $5.5 million and $12.1 million as of December 31, 2012 and 2011, respectively, related to VOI transactions that, as of the applicable date, had been foreclosed but the related VOI note receivable balance had not yet been charged off in accordance with the provisions of certain of Bluegreen's receivable-backed notes payables.  These VOI notes receivable have been reflected in the allowance for loan loss.

5.    Variable Interest Entities

Bluegreen

Bluegreen sells VOI notes receivable through special purpose finance entities. These transactions are generally structured as non-recourse to Bluegreen, with the exception of one securitization transaction entered into in 2010 which was guaranteed by Bluegreen. These transactions are generally designed to provide liquidity for Bluegreen and transfer the economic risks and certain of the benefits of the notes receivable to third-parties.  In a securitization, various classes of debt securities are issued by the special purpose finance entities that are generally collateralized by a single tranche of transferred assets, which consist of VOI notes receivable.

With each securitization, Bluegreen generally retains a portion of the securities and continues to service the securitized notes receivable. Under these arrangements, the cash payment received from obligors on the receivables sold are generally applied monthly to pay fees to service providers, make interest and principal payments to investors, and fund required reserves, if any, with the remaining balance of such cash retained by Bluegreen; however, to the extent that portfolio of receivables fails to satisfy specified performance criteria (as may occur due to an increase in default rate or loan loss severity) or other trigger events occur, the funds received from obligors are distributed on an accelerated basis to investors.  Depending on the circumstances and the transaction, the application of the accelerated payment formula may be permanent or temporary until the trigger event is cured.  As of December 31, 2012, Bluegreen was in compliance with all applicable terms and no trigger events had occurred.

In accordance with applicable guidance for the consolidation of variable interest entities, Bluegreen analyzes its variable interests, which may consist of loans, servicing rights, guarantees, and equity investments, to determine if an entity in which it has a variable interest is a variable interest entity. Bluegreen’s analysis includes both quantitative and qualitative reviews. Bluegreen bases its quantitative analysis on the forecasted cash flows of the entity, and it bases its qualitative analysis on the design of the entity, its organizational structure including decision-making ability, and relevant financial agreements. Bluegreen also uses qualitative analysis to determine if it must consolidate a variable interest entity as the primary beneficiary.  In accordance with applicable accounting guidance currently in effect, Bluegreen has determined these securitization entities to be VIEs and consolidates the entities into its financial statements as it is the primary beneficiary of the entities.

Under the terms of certain of Bluegreen’s timeshare note sales, Bluegreen has the right to repurchase or substitute, a limited amount of defaulted mortgage notes for new notes at the outstanding principal balance plus accrued interest or, in some facilities, at 24% of the original sale price associated with the VOI which collateralizes the defaulted mortgage note.  Voluntary repurchases and substitutions by Bluegreen of defaulted notes during the years ended December 31, 2012 and 2011 were $11.2 million and  $22.4 million, respectively. Bluegreen’s maximum exposure to loss relating to their non-recourse securitization entities is the difference between the outstanding vacation ownership notes receivable and the notes payable, plus cash reserves and any residual interest in future cash flows from collateral.

Below is the information related to the assets and liabilities of the Bluegreen VIEs included on the consolidated statements of financial condition (in thousands):

	As of December 31,
	2012	2011
		(Unaudited)
Restricted cash	$38,399	38,913
Securitized notes receivable, net	354,939	375,904
Receivable backed notes payable	366,285	385,140

The restricted cash and the securitized notes receivable balances disclosed above are restricted to satisfy obligations of the VIEs.

6.     Inventory

Inventory consisted of the following (in thousands):

	December 31,
	2012	2011
		(Unaudited)
Completed VOI units	$189,812	218,281
Construction-in-progress	562	1,609
Real estate held for future development	83,632	82,953
Subtotal	274,006	302,843
Purchase accounting adjustment	(78,649)	(93,936)
Total	$195,357	208,907

The Company’s inventory is comprised of completed VOIs, VOIs under construction and land held for future vacation ownership development.   Bluegreen reviews real estate held for future resort development for impairment under applicable accounting guidelines, which require that such properties be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. No impairment charges were recorded with respect to Bluegreen Resorts’ inventory during the year ended December 31, 2012 or 2011.Interest capitalized to VOI inventory during the years ended December 31, 2012 and 2011 was insignificant. The interest expense reflected in our financial statements is net of capitalized interest.

7.    Properties and equipment

Properties and equipment was comprised of (in thousands):

	As of December 31,
	2012	2011
		(Unaudited)
Land, building, building improvements	$47,595	48,222
Leasehold improvements	6,187	6,041
Office equipment, furniture and fixtures	30,680	24,874
Transportation and equipment	1,343	1,299
	85,805	80,436
Accumulated Depreciation	(27,688)	(21,682)
Property and equipment, net	$58,117	58,754

As described in Note 3, properties and equipment relating to Bluegreen Communities and Cypress Creek Holdings have been reclassified as “assets held for sale” at December 31, 2011.

Included in selling, general and administrative expense in the Company’s consolidated statements of operations was approximately $6.7 million and $8.2 million of depreciation expense for the years ended December 31, 2012 and 2011, respectively.

8.     Debt

Contractual minimum principal payments of debt outstanding at December 31, 2012 are as follows (in thousands):

	Notes and	Recourse	Non-recourse	Junior
	Mortgage Notes Payable	Receivable Backed	Receivable Backed	Subordinated
	and Lines of Credit	Notes Payable	Notes Payable	Debentures	Total
2013	$6,501	-	-	-	6,501
2014	2,358	-	-	-	2,358
2015	10,671	3,331	6,292	-	20,294
2016	227	30,738	-	-	30,965
2017	227	3,331	-	-	3,558
Thereafter	1,567	52,240	349,723	195,879	599,409
	21,551	89,640	356,015	195,879	663,085
Purchase accounting adjustments	(222)	(284)	-	(51,048)	(51,554)
	$21,329	89,356	356,015	144,831	611,531

The minimum contractual payments set forth in the table above may differ from actual payments due to timing of principal payments required upon (1) the sale of real estate assets that serve as collateral on certain debt (release payments) and (2) cash collections of pledged or transferred notes receivable.

Notes and Mortgage Notes Payable and Other Borrowings

The table below sets forth the balances of Bluegreen lines-of-credit and notes payable facilities as of December 31, 2012 and 2011 (dollars in thousands):

	As of December 31, 2012			As of December 31, 2011
				(Unaudited)
			Carrying			Carrying
	Debt	Interest	Amount of	Debt	Interest	Amount of
	Balance	Rate	Pledged Assets	Balance	Rate	Pledged Assets
RFA AD&C Facility	$-	-	-	21,619	4.80%	70,640
H4BG Communities Facility	-	-	-	23,889	8.00%	21,373
Wells Fargo Term Loan	-	-	-	19,858	7.17%	98,034
Foundation Capital	9,351	8.00%	14,048	12,860	8.00%	15,437
Capital Source Term Loan	4,870	7.50%	11,162	-	-	-
Textron AD&C Facility	2,828	4.75%	9,654	3,866	4.75%	9,653
Fifth Third Bank Note	2,701	3.21%	4,357	2,909	3.30%	4,518
Other	1,801	5.0-6.0%	4,441	1,816	5.00 - 6.88%	1,705
	21,551		43,662	86,817		221,360
Less purchase accounting adjustments	(222)		-	(284)		-
Total Notes Payable	$21,329		66,391	86,533		221,360

Bluegreen has outstanding borrowings with various financial institutions and other lenders, which have been used to finance the acquisition and development of Bluegreen’s inventory and to fund operations.

RFA AD&C Facility. This facility was used to finance the acquisition and development of certain of Bluegreen’s resorts. On March 30, 2012, the facility was amended to extend the maturity date from June 30, 2012 to December 31, 2012 and changed the interest rate from LIBOR plus 4.5% to a fixed rate of 10%. The outstanding balance under this facility was repaid in full during 2012.

H4BG Communities Facility. The H4BG Communities Facility was secured by the homesites (and personal property related thereto) and golf courses at several Bluegreen Communities projects. Pursuant to the terms of the facility, the outstanding balance of the H4BG facility accelerated and was repaid in full, along with a $2.0 million deferred fee, in May 2012 in connection with the sale of Bluegreen Communities.

Wells Fargo Term Loan.  In February 2012, the facility was amended to extend the maturity date to June 30, 2012. In May 2012, Bluegreen repaid the then outstanding balance in full.

Foundation Capital. In 2010, in two separate transactions, Bluegreen acquired Paradise Point Resort and a 109-acre development parcel, both located in close proximity to the existing Wilderness Club at Big Cedar. A portion of each of the acquisitions was financed with a separate note payable to Foundation Capital Resources, Inc (“Foundation Capital”), with both notes totaling $13.2 million. Both notes payable to Foundation Capital have maturities of five years (the note underlying the 109-acre parcel purchase has a two-year extension provision subject to certain conditions) and bear interest at a rate of 8% for three years, which then adjusts to the lower of Prime plus 4.75% or the lender specified rate, not to exceed 9%.  Repayments of the notes are based upon release payments from sales of VOIs located on the underlying properties that serve as collateral for the notes payable, subject to minimum payments stipulated in the agreements. During 2012 Bluegreen repaid $3.5 million of the outstanding balance

CapitalSource Term Loan. In November 2012, Bluegreen entered into a $5.0 million non-revolving term loan with CapitalSource Bank secured by unsold inventory and undeveloped land at the Bluegreen Odyssey Dells Resort (the “CapitalSource Term Loan”). The CapitalSource Term Loan bears interest at a rate equal to the sum of the 30-day LIBOR plus 6.75%, subject to a LIBOR floor of 0.75% (7.50% as of December 31, 2012), and matures in November 2015. Interest payments are paid monthly. Principal payments are effected through release payments upon sales of the timeshare interests in the Bluegreen Odyssey Dells Resort that serve as collateral for the CapitalSource Term Loan, subject to mandatory principal reductions pursuant to the terms of the agreement. The CapitalSource Term Loan is cross-collateralized with the CapitalSource Facility described below under “Receivable-Backed Notes Payable”. During 2012 Bluegreen repaid $0.1 of this loan.

Textron AD&C Facility. Bluegreen has a master acquisition, development and construction facility loan agreement (the “Textron AD&C Facility”) with Textron Financial Corporation (“Textron”) which was used to facilitate the borrowing of funds for resort acquisition and development activities. Interest on the Textron AD&C Facility is equal to the Prime Rate plus 1.50% (4.75% as of December 31, 2012) and is due monthly.  The advance period under the Textron AD&C Facility has expired.

The outstanding balance under the Textron AD&C facility as December 31, 2012 relates solely to the sub-loan used for the acquisition of Bluegreen’s Atlantic Palace Resort in Atlantic City, New Jersey (the “Atlantic Palace Sub-Loan”). Bluegreen pays Textron principal payments as it sells timeshare interests that collateralize the Atlantic Palace Sub-Loan, subject to periodic minimum required principal amortization. The final maturity of outstanding borrowings under the Atlantic Palace Sub-Loan is April 2013.  Bluegreen repaid $1.0 million of the outstanding balance under this facility during 2012 and repaid the remainder of the outstanding balance in January 2013.

Fifth Third Bank Note Payable.  Bluegreen has an outstanding note payable with Fifth Third Bank, which was used to finance a past acquisition of real estate.  Principal and interest on amounts outstanding under the note are payable monthly through maturity in April 2023.  The interest rate under the note equals the 30-day LIBOR plus 3.00% (3.21% as of December 31, 2012).  During 2012, Bluegreen repaid $0.2 million under this note

2013 Notes Payable.  On March 26, 2013, Bluegreen issued $75.0 million of senior secured notes (the “2013 Notes Payable”) in a private financing. The 2013 Notes Payable are secured by certain of Bluegreen’s assets, including primarily the cash flows from the residual interests relating to Bluegreen’s term securitizations and Bluegreen’s VOI inventory in the BG Club 36 resort in Las Vegas, Nevada.  Pursuant to the terms of the instruments governing the 2013 Notes Payable, Bluegreen is required to periodically pledge reacquired VOI inventory in the BG Club 36 resort.  Bluegreen may also pledge additional residual interests from its future term securitizations, if any.  The 2013 Notes Payable initially accrued interest at a fixed rate of 8.8%.  During April 2013, the interest rate on the 2013 Notes Payable prospectively decreased to a fixed rate of 8.05% based on a final rating obtained from a rating agency pursuant to the terms of the instruments governing the 2013 Notes Payable.  The 2013 Notes Payable mature in March 2020, with certain required amortization during the seven-year term.  The terms of the 2013 Notes Payable include certain covenants and events of default, which Bluegreen considers to be customary for transactions of this type.  The proceeds from the 2013 Notes Payable were used to fund a portion of the merger consideration paid to the former shareholders of Bluegreen in connection with the consummation of the Bluegreen merger during April 2013.

Receivable-Backed Notes Payable

The table below sets forth the information regarding Bluegreen’s receivable-backed notes payable facilities (dollars in thousands):

	As of December 31, 2012			As of December 31, 2011
				(Unaudited)
			Principal			Principal
			Balance of			Balance of
			Pledged/			Pledged/
	Debt	Interest	Secured	Debt	Interest	Secured
	Balance	Rate	Receivables	Balance	Rate	Receivables
Recourse receivable-backed notes payable:
2008 Liberty Bank Facility	$-	-	-	49,742	6.50%	60,708
Liberty Bank Facility	29,754	6.00%	35,480	10,858	6.50%	13,367
GE Bluegreen/Big Cedar
Receivables Facility	7,517	1.96%	19,665	15,551	2.05%	24,512
Legacy Securitization (1)	11,436	12.00%	19,442	17,623	12.00%	25,899
NBA Receivables Facility	22,209	6.00-6.75%	27,655	16,758	6.75%	23,064
CapitalSource Facility	19,890	6.50%	26,886	-	-	-
RFA Receivables Facility	-	-	-	1,281	4.30%	2,866
Total before discount	90,806		129,128	111,813		150,416
Less unamortized discount on
Legacy Securitization	(1,166)		-	(1,797)		-
Total	89,640		129,128	110,016		150,416
Less purchase accounting adjustment	(284)		-	(1,232)		-
	$89,356		129,128	108,784		150,416
Non-recourse receivable-backed notes payable:
BB&T Purchase Facility	$-	-	-	28,810	4.75%	42,075
Quorum Purchase Facility	15,683	6.00-8.00%	18,596	7,508	8.00%	9,175
2012 Term Securitization	95,900	2.94%	105,061	-	-	-
GE 2004 Facility (2)	6,292	7.16%	7,151	8,144	7.16%	9,301
2004 Term Securitization (2)	-	-	-	11,307	5.27%	11,693
2005 Term Securitization (2)	26,749	5.98%	28,984	39,591	5.98%	44,277
GE 2006 Facility (2)	33,287	7.35%	37,560	41,275	7.35%	47,015
2006 Term Securitization (2)	29,515	6.16%	31,825	40,194	6.16%	44,128
2007 Term Securitization (2)	59,701	7.32%	66,654	78,062	7.32%	89,502
2008 Term Securitization (2)	22,830	7.88%	25,758	30,148	7.88%	34,699
2010 Term Securitization (2)	66,058	5.54%	79,418	84,275	5.54%	102,014
Total	$356,015		401,007	369,314		433,879
Total receivable-backed debt	$445,371		530,135	478,098		584,295

(1)	Legacy Securitization debt bears interest at a coupon rate of 12% and was issued at a discount resulting in an effective yield of 18.5%.
(2)	These receivable-backed notes payable are included in the Other Receivable-Backed Notes Payable section below.

Significant changes related to our receivable-backed notes payable facilities during the year ended December 31, 2012 include:

2008 Liberty Bank Facility. Bluegreen had a timeshare receivables hypothecation facility with a syndicate of lenders led by Liberty Bank and assembled by Wellington Financial (“2008 Liberty Bank Facility”). This facility was repaid in full during September 2012 in connection with the 2012 Term Securitization described below.

Liberty Bank Facility.  Since 2008, Bluegreen has maintained a timeshare receivables hypothecation facility with Liberty Bank, (the “Liberty Bank Facility”).

In December 2012, the Liberty Bank Facility was amended to reflect a maximum outstanding borrowing amount of $50.0 million and provide for an 85% advance on eligible receivables pledged under the facility through March 2015, subject to customary terms and conditions.  The amendment also extended the maturity date to March 2018.  Principal repayments and interest is paid as cash is collected on the pledged receivables, with the remaining balance maturing in March 2018.  The amended facility bears interest at the Prime Rate (as published in the Wall Street Journal) plus 2.25%, subject to an interest rate floor of 6.5%; however, the interest rate permanently decreases to the Prime Rate plus 2.0%, subject to an interest rate floor of 6.0%, upon the outstanding principal balance of the facility reaching or exceeding $30.0 million.

During 2012, Bluegreen pledged $29.4 million of VOI notes receivable to this facility and received cash proceeds of $21.6 million.  In addition, Bluegreen received cash proceeds of $1.9 million in order to adjust its outstanding balance to be consistent with previously pledged collateral. Bluegreen also repaid $4.6 million on the facility.

The GE Bluegreen/Big Cedar Receivables Facility. The Bluegreen/Big Cedar Joint Venture has an outstanding VOI receivables credit facility with GE (the “GE Bluegreen/Big Cedar Receivables Facility”), which is guaranteed by Bluegreen Corporation.  The advance period under this facility has expired and all outstanding borrowings are scheduled to mature no later than April 16, 2016. All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility. Indebtedness under the facility bears interest adjusted monthly at a rate equal to the 30-day LIBOR rate plus 1.75% (1.96% as of December 31, 2012).  During 2012, Bluegreen repaid $8.0 million on this facility.

Legacy Securitization. In September 2010, Bluegreen completed a securitization transaction of its lowest FICO®-score loans, substantially all of which were generated prior to December 15, 2008, the date that Bluegreen implemented its FICO® score-based credit underwriting program, and had FICO® scores below 600.

In this securitization, $27.0 million of notes payable were issued which were secured by a portfolio of timeshare receivables totaling $36.1 million. While the notes payable have a coupon rate of 12%, they were sold at a $2.7 million discount to yield an effective rate of 18.5%. While ownership of the timeshare receivables included in the Legacy Securitization is transferred and sold for legal purposes, the transfer of these timeshare receivables is accounted for as a secured borrowing.

Bluegreen guaranteed the principal payments for defaulted vacation ownership loans in the Legacy Securitization at amounts equal to the then-current advance rate inherent in the notes, any shortfalls in monthly interest distributions to the Legacy Securitization investors and any shortfall in the ultimate principal payment on the notes upon their stated maturity in September 2025. During 2012 Bluegreen repaid $6.2 million on this facility.

NBA Receivables Facility. The Bluegreen/Big Cedar Joint Venture has a timeshare notes receivable hypothecation facility with the National Bank of Arizona (“NBA”). In October 2012, the NBA Receivable Facility was amended to provide for maximum outstanding borrowings of $30.0 million on a revolving basis through October 2014 to be secured by eligible timeshare receivables from Bluegreen/Big Cedar Joint Venture.  Under the amended facility, advances made subsequent to the date of the amendment are subject to an advance rate of 85% and other than the one-time advances described below which were made during December 2012, bear interest at the 30-day LIBOR plus 4.5% per annum subject to a floor of 6.0%. Certain future advances are also subject to a 1.5% loan fee.  The outstanding balance prior to the amendment bears interest at the 30-day LIBOR plus 5.25% subject to a floor of 6.75%.   In December 2012, the Bluegreen/Big Cedar Joint venture received a one-time receivables advance at an advance rate of 85%, and an availability advance, which bears interest at the 30-day LIBOR plus 3.5% subject to a floor of 4.5%.  As of December 31, 2012, $10.6 million of the outstanding balance bears interest at 6.75% pursuant to the terms of the original agreement and $11.6 million of the outstanding balances relates to the one-time advances described above bears interest at 4.5%.  All principal and interest payments received on pledged receivables are applied to principal and interest due under the facility.  All amounts will mature and be due on April 10, 2020 subject to earlier required periodic repayment of principal to satisfy certain balance requirements set forth in the facility.

During 2012, Bluegreen pledged $9.8 million of VOI notes receivable to this facility and received cash proceeds of $8.3 million. In addition, Bluegreen received cash proceeds of $3.3 million in order to adjust its outstanding balance to the specified percentage as provided in the NBA Receivables Facility as amended.  Bluegreen also repaid $6.2 million on this facility.

CapitalSource Facility. In September 2011, Bluegreen entered into a $30.0 million revolving timeshare receivables hypothecation facility (“the CapitalSource Facility”) with CapitalSource Bank. In November 2012, the CapitalSource Facility was amended to increase the aggregate borrowings to $35.0 million less the amount outstanding on the CapitalSource Term Loan, see below. The CapitalSource Facility provides for advances on eligible receivables pledged under the facility, subject to specified terms and conditions, during the two-year revolving credit period ending in September 2013. Eligible “A” receivables that meet certain eligibility and FICO® score requirements, which Bluegreen believes are typically consistent with loans originated under its current credit underwriting standards, are subject to an 80% advance rate.  The CapitalSource Facility also allows for certain eligible “B” receivables (which have less stringent FICO® score requirements) to be funded at a 45% advance rate.  Principal repayments and interest rate are to be paid as cash is collected on the pledged receivables subject to future required decreases in the advance rate after the two-year revolving credit period, with the remaining balance being due in September 2016.  The CapitalSource Facility bears interest at the 30-day LIBOR plus 5.75% subject to a LIBOR floor of 0.75% (6.50% as of December 31, 2012).  The CapitalSource Facility is cross collateralized with The CapitalSource Term Loan.

During 2012, Bluegreen pledged $30.5 million of VOI notes receivable to this facility and received cash proceeds of $23.3 million. In addition, Bluegreen received cash proceeds of $1.1 million in order to adjust its outstanding balance to be consistent with previously pledged collateral. Bluegreen also repaid $4.5 million on the facility.

RFA Receivables Facility. We had an outstanding receivables facility with RFA (the “RFA Receivables Facility”) with a scheduled maturity date of February 2015.  The outstanding balance under this facility was repaid in full during 2012.

BB&T Purchase Facility. Since 2004, Bluegreen has maintained a timeshare notes receivable purchase facility with Branch Banking and Trust Company (“BB&T”) (the “BB&T Purchase Facility”).  On December 24, 2012, the BB&T Purchase Facility was amended to provide for maximum outstanding borrowings of $40.0 million, on a revolving basis, secured by Bluegreens timeshare receivables at an advance rate of 67.5% through December 17, 2013, subject to terms of the facility, eligible collateral and customary terms and conditions. The amendment also extended the maturity date of the BB&T Purchase Facility until thirty-six months after the revolving advance period has expired (the “Term-Out Period”), or earlier under certain circumstances set forth in  the facility. The interest rate on the BB&T Purchase Facility prior to the commencement of the Term-Out Period will be the LIBOR rate plus 3.5%.  During the Term-Out Period, the interest rate will increase to the LIBOR rate plus 5.5%. In each case, the LIBOR rate is subject to a floor of 0.75%.

Additionally, subject to the terms of the facility, Bluegreen will receive the excess cash flows generated by the receivables sold (excess meaning after customary payments of fees, interest and principal under the facility) until the commencement of the Term-Out Period, at which point all of the excess cash flow will be paid to BB&T until the outstanding balance is reduced to zero.

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings. Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on our consolidated statement of financial condition.  The BB&T Purchase Facility is nonrecourse and is not guaranteed by Bluegreen.

Bluegreen repaid all outstanding borrowings under this facility in connection with the 2012 Term Securitization described below and as of December 31, 2012, Bluegreen had no outstanding borrowings under this facility.

Quorum Purchase Facility. On December 22, 2010, Bluegreen entered into a timeshare note receivable purchase facility (the “Quorum Purchase Facility”) with Quorum Federal Credit Union (“Quorum”).  Pursuant to the terms of the facility and subject to certain conditions precedent, Quorum agreed to purchase eligible timeshare receivables from Bluegreen or certain of its subsidiaries up to an aggregate of $20.0 million purchase price through December 22, 2011.  The facility also contemplated for Quorum to have the ability to purchase additional receivables subject to advance rates, fees and other terms to be agreed upon from time to time over and above the initial $20.0 million commitment, pursuant to the terms of the facility and subject to certain conditions precedent. The terms of the Quorum Purchase Facility reflected an 80% advance rate and a program fee rate of 8% per annum. Eligibility requirements for receivables sold included, among others, that the obligors under the timeshare notes receivable sold be members of Quorum at the time of the note sale.  In March 2012, Bluegreen amended and expanded the Quorum Purchase Facility. Pursuant to the terms of the amendment and subject to certain conditions precedent, Quorum agreed to purchase on a revolving basis through March 31, 2013 eligible timeshare receivables from Bluegreen or certain of its subsidiaries in an amount of up to an aggregate $25.0 million purchase price. The amended terms of the Quorum Purchase Facility reflect an 83% advance rate with respect to any future advances. The March 2012 amendment also provided for a program fee rate of 6.5% per annum with respect to any future advances. During September 2012, the facility was further amended to decrease the program fee rate with respect to advances subsequent to the date of such amendment to 6.0% per annum.  As of December 31, 2012, $5.9 million of the outstanding balance bears interest at a fixed rate of 8.0%, $4.6 million of the outstanding balance bears interest at a fixed rate of 6.5%, and $5.2 million of the outstanding balance bears interest at a fixed rate of 6.0%. Eligibility requirements for receivables sold include, among others, that the obligors under the timeshare notes receivable sold be members of Quorum at the time of the note sale. Subject to performance of the collateral, Bluegreen will receive any excess cash flows generated by the receivables transferred to Quorum under the facility (excess meaning after customary payments of fees, interest and principal under the facility) on a pro-rata basis as borrowers make payments on their timeshare loans.

While ownership of the receivables is transferred for legal purposes, the transfers of receivables under the facility are accounted for as secured borrowings.  Accordingly, the receivables are reflected as assets and the associated obligations are reflected as liabilities on Bluegreen’s balance sheet.   The Quorum Purchase Facility is nonrecourse and is not guaranteed by Bluegreen.

During 2012, Bluegreen pledged $12.8 million of VOI notes receivable to this facility and received cash proceeds of $10.6 million.  Bluegreen also repaid $2.5 million on the facility.

In March 2013, Bluegreen amended and expanded the Quorum Purchase Facility. Pursuant to the terms of the amendment and subject to certain conditions precedent, Quorum agreed to purchase on a revolving basis through March 31, 2014 eligible timeshare receivables from Bluegreen or certain of its subsidiaries in an amount of up to an aggregate $30.0 million purchase price.  The amended terms of the Quorum Purchase Facility reflect an 85% advance rate, with respect to any future advances. Quorum will be paid a program fee rate of 5.5% per annum.

2012 Term Securitization. On September 13, 2012, Bluegreen completed a private offering and sale of $100 million of investment-grade, timeshare loan-backed notes (the "2012 Term Securitization") to BB&T Capital Markets and RBS Securities Inc., as initial purchasers. The 2012 Term Securitization consisted of the issuance of two tranches of timeshare-loan backed notes: $79.05 million of Class A notes and $20.95 million of Class B notes with interest rates of 2.66% and 3.99%, respectively, which blended to a weighted average interest rate of 2.94%. The gross advance rate for this transaction was 89.5%.

The amount of the timeshare receivables sold was approximately $111.7 million. Approximately $78.0 million of the $100.0 million of gross proceeds were used to repay in full both the BB&T Purchase Facility and the 2008 Liberty Bank Facility, as described above, as well as to capitalize a reserve fund and pay fees and expenses associated with the transaction.

While ownership of the timeshare receivables included in the 2012 Term Securitization was transferred and sold for legal purposes, the transfer of these timeshare receivables was accounted for as a secured borrowing for financial accounting purposes.

During 2012, Bluegreen repaid $4.1 million on this facility.

Other Non-Recourse Receivable-Backed Notes Payable. In addition to the above described facilities, during 2012, Bluegreen repaid $88.6 million of its other receivable-backed notes payable, which included a full repayment of the 2004 Term Securitization.

Junior Subordinated Debentures

Junior subordinated debentures outstanding at December 31, 2012 and 2011 were as follows (in thousands):

		December 31,				Beginning
		2012	2011			Optional
	Issue	Outstanding	Outstanding	Interest	Maturity	Redemption
Junior Subordinated Debentures	Date	Amount	Amount	Rate (1)	Date	Date
			(Unaudited)
Levitt Capital Trust I	03/15/2005	$23,196	23,196	LIBOR + 3.85%	03/01/2035	03/15/2010
Levitt Capital Trust II	05/04/2005	30,928	30,928	LIBOR + 3.80%	06/30/2035	06/30/2010
Levitt Capital Trust III	06/01/2006	15,464	15,464	LIBOR + 3.80%	06/30/2036	06/30/2011
Levitt Capital Trust IV	07/18/2006	15,464	15,464	LIBOR + 3.80%	09/30/2036	09/30/2011
Total Woodbridge		85,052	85,052

Bluegreen Statutory Trust I	03/15/2005	23,196	23,196	LIBOR +4.90%	03/30/2035	03/30/2010
Bluegreen Statutory Trust II	05/04/2005	25,774	25,774	LIBOR +4.85%	07/30/2035	07/30/2010
Bluegreen Statutory Trust III	05/10/2005	10,310	10,310	LIBOR +4.85%	07/30/2035	07/30/2010
Bluegreen Statutory Trust IV	04/24/2006	15,464	15,464	LIBOR +4.85%	06/30/2036	06/30/2011
Bluegreen Statutory Trust V	07/21/2006	15,464	15,464	LIBOR +4.85%	09/30/2036	09/30/2011
Bluegreen Statutory Trust VI	02/26/2007	20,619	20,619	LIBOR +4.80%	04/30/2037	04/30/2012
Total Bluegreen		110,827	110,827

Purchase accounting		(51,048)	(52,907)
Total Junior Subordinated Debentures		$144,831	142,972

These business trusts are variable interest entities in which Woodbridge and Bluegreen are not the primary beneficiaries as defined by the accounting guidance for the consolidation of variable interest entities. Accordingly, Woodbridge and Bluegreen do not consolidate the operations of these business trusts; instead, they  are accounted for under the equity method of accounting.

Woodbridge Junior Subordinated Debentures

Woodbridge formed four statutory business trusts which issued trust preferred securities to third parties and trust common securities to Woodbridge and used the proceeds to purchase an identical amount of junior subordinated debentures from Woodbridge. Interest on the junior subordinated debentures and distributions on these trust preferred securities are payable quarterly in arrears at the floating rates specified in the above table until the corresponding scheduled maturity date. The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable, in whole or in part, at Woodbridge’s option at any time.

Bluegreen Junior Subordinated Debentures

Bluegreen formed statutory business trusts, each of which issued trust preferred securities as part of a larger pooled trust securities offering which was not registered under the Securities Act of 1933 and invested the proceeds thereof in its junior subordinated debentures from Bluegreen.   The trusts are variable interest entities in which Bluegreen is not the primary beneficiary as defined by the accounting guidance for the consolidation of variable interest entities.   Accordingly, Bluegreen does not consolidate the operations of the trusts; instead, Bluegreen’s beneficial interests in the trusts are accounted for under the equity method of accounting.  Bluegreen’s maximum exposure to loss as a result of its involvement with the trusts is limited to the carrying amount of its equity method investment. Interest on the junior subordinated debentures and distributions on the trust preferred securities are payable quarterly in arrears at the same interest rate. Distributions on the trust preferred securities are cumulative and based upon the liquidation value of the trust preferred security.  The trust preferred securities are subject to mandatory redemption, in whole or in part, upon repayment of the junior subordinated debentures at maturity or their earlier redemption. The junior subordinated debentures are redeemable in whole or in part at Bluegreen’s option at any time after five years from the issue date or sooner following certain specified events.  In addition, Bluegreen made an initial equity contribution to each trust in exchange for its common securities, all of which are owned by Bluegreen, and those proceeds were also used to by the applicable trust to purchase an identical amount of junior subordinated debentures from Bluegreen. The terms of each trust’s common securities are nearly identical to the trust preferred securities.

9.    Income Taxes

The provision (benefit) for income taxes consisted of (in thousands):

	For the Years Ended December 31,
	2012	2011
		(Unaudited)
Continuing operations:
Current:
Federal	$(139)	5,199
State	596	1,379
	457	6,578
Deferred:
Federal	25,532	19,130
State	7,153	(4,453)
	32,685	14,677
Provision for income taxes	$33,142	21,255

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and tax liabilities were (in thousands):

	As of December 31, 2011
	2012	2011
		(Unaudited)
Deferred tax assets:
Allowance for loan losses, and write-down for
financial statement purposes	$22,130	25,081
Federal and State NOL and tax credit carryforward	215,617	206,315
Capital loss carryforward	766	2,978
Real estate inventory capitalized costs for tax purposes in
excess of amounts capitalized for financial statement purposes	-	23
Real estate valuation	31,962	82,176
Share based compensation	7,428	4,589
Income recognized for tax purposes and deferred
for financial statement purposes	103	11,225
Investment in unconsolidated affiliates	828	828
Property and equipment	3,829	6,378
Other	-	5,068
Total gross deferred tax assets	282,663	344,661
Valuation allowance	(132,186)	(142,516)
Total deferred tax assets	150,477	202,145
Deferred tax liabilities:
Installment sales treatment of notes	163,414	182,120
Intangible assets	23,668	24,200
Junior subordinate notes	20,341	21,654
Other	255	-
Total gross deferred tax liabilities	207,648	227,974
Net deferred tax liability	(57,171)	(25,829)
Less net deferred tax liability at beginning of period	25,829	29,847
Adoption of ASU 2009-16 and 17
Net change in deferred tax assets
attributable to capital transactions	-	333
Benefit (provision) for deferred income taxes	(31,342)	4,351
Less: Benefit for deferred income
taxes - discontinued operations	(1,343)	(19,028)
Provision for deferred income
taxes - continuing operations	$(32,685)	(14,677)

Activity in the deferred tax asset valuation allowance was (in thousands):

	As of the Years Ended December 31 ,
	2012	2011
		(Unaudited)
Balance, beginning of period	$142,516	155,873
Increase in deferred tax valuation allowance	(8,989)	(11,731)
Increase in deferred tax valuation
allowance-discontinued operations	(1,341)	1,841
Deconsolidation of subsidiary	-	(3,467)
Balance, end of period	$132,186	142,516

The Company and its subsidiaries evaluate their deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers net operating loss (“NOL”) carry-back availability, expectations of sufficient future taxable income, trends in earnings, existence of taxable income in recent years, the future reversal of temporary differences, and available tax planning strategies that could be implemented, if required. Valuation allowances are established based on the consideration of all available evidence using a more likely than not standard. Based on these evaluations, the deferred tax valuation allowances decreased by $9.0 million and $11.7 million for the years ended December 31, 2012 and 2011, respectively.

The deferred tax asset valuation allowance will be reversed if and when it becomes more likely than not that BFC and its subsidiaries, which include the Company, will generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.  The majority of the benefits of the net deferred tax assets can be carried forward for 20 years and applied to offset future taxable income.

In November 2009, the Workers, Homeownership, and Business Assistance Act of 2009 was enacted. The act extended the NOL carry-back period from two years to up to five years for the 2008 or the 2009 tax years.  We  received approximately $29.2 million of tax refunds in 2010 and an additional $10.8 million in 2011. As described in further detail in Note 10, under the terms of the Settlement Agreement entered into with the Joint Committee of Unsecured Creditors in the Chapter 11 Cases relating to Levitt and Sons’ 2007 bankruptcy filing, we agreed to share with the Debtors’ Estate a portion of the tax refund attributable to periods prior to the filing of the Chapter 11 Cases. In 2012, we paid to the Debtors’ Estate $11.7 million, representing the portion of the tax refund to which the Debtors’ Estate was entitled under the terms of the Settlement Agreement.

On January 1, 2007, the Company adopted the accounting guidance on uncertain income tax positions (ASC 740). In connection with the adoption of such guidance, we record cumulative-effect adjustments representing the difference between the amounts of tax benefits required to be recognized based on the application of ASC 740 and the tax benefits recognized prior to the application of ASC 740. There were no unrecognized tax benefits at December 31, 2012.  A reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2011 was as follows (in thousands):

For the Year Ended December 31,
2011
(Unaudited)
Balance as of beginning of period	$2,160
Additions based on tax positions related to
current year	-
Additions based on tax positions related to
prior year	-
Lapse of Statute of Limitations	(2,160)
Reductions of tax positions for prior years	-
Balance as of end of period	$-

At December 31, 2012, the Company had $300 million of Federal and $352 million of Florida net operating loss (“NOLs”) carryforwards that begin to expire in 2026.   At December 31, 2012, the Woodbridge pre-merger Federal and Florida NOL carryforwards were approximately $105.3 million and $211.0 million, respectively, which expire from 2026 through 2028.  As the Company is considered a disregarded entity, most of these NOLs are considered to be attributed to BFC.

Prior to its merger with BFC in 2009, Woodbridge was subject to U.S. federal income tax as well as to income tax in multiple state jurisdictions.  In April 2010, Woodbridge was notified by the IRS that it would examine Woodbridge’s 2009 and 2008 tax refund claims.  This examination was concluded in 2011 with no changes.  Woodbridge is no longer subject to U.S. federal, state or local income tax examinations by tax authorities for tax years before 2009.

Bluegreen and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and foreign jurisdictions. With certain exceptions, Bluegreen is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2007. As of December 31, 2012, Bluegreen has U.S. federal NOL carryforwards of approximately $91.4 million, which expire at various periods from 2027 through 2032, and alternative minimum tax credit carryforwards of $42.5 million, which never expire. Additionally, as of December 31, 2012, Bluegreen had state operating loss carryforwards of approximately $388.7 million, which expire from 2013 through 2032.

Bluegreen’s income tax returns for the years ended December 31, 2004, 2005, and 2009 are under examination by the IRS.  The field work for this audit commenced in June 2012.  While there is no assurance as to the results of the audit, Bluegreen does not currently anticipate any material adjustments in connection with these examinations.  Additionally, certain of Bluegreen’s state filings are under routine examination.  While there is no assurance as to the results of these audits, Bluegreen does not currently anticipate any material adjustments in connection with these examinations.

10.    Commitments and Contingencies

The Company and its subsidiaries are lessees under various operating leases for real estate and equipment extending to the year 2072. At December 31, 2012, the approximate minimum future rental payments under such leases, including leases related to our discontinued operations, for the periods shown are (in thousands):

Year Ending December 31,	Amount
2013	$6,103
2014	5,857
2015	5,770
2016	5,727
2017	4,761
Thereafter	17,325
Total	$45,543

The Company and its subsidiaries incurred rent expense, including rent expense related to our discontinued operations, for the periods shown (in thousands):

	For the Years Ended December 31,
	2012	2011
		(Unaudited)
Rental expense for premises and equipment	$ 9,449	11,735

On November 9, 2007, Levitt and Sons, LLC, Woodbridge’s former wholly owned homebuilding subsidiary, and substantially all of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Chapter 11 Cases”) in the United States Bankruptcy Court for the Southern District of Florida (the “Bankruptcy Court”). Pursuant to the settlement agreement entered into during June 2008, as subsequently amended (the “Settlement Agreement”), Woodbridge agreed to (i) pay $8 million to the Debtors’ bankruptcy estates (sometimes referred to herein as the “Debtors’ Estate”), (ii) place $4.5 million in a release fund to be disbursed to third party creditors in exchange for a third party release and injunction, (iii) make a $300,000 payment to a deposit holders fund and (iv) share a percentage of any tax refund attributable to periods prior to the bankruptcy with the Debtors’ Estate. In addition, Woodbridge agreed to waive and release substantially all of the claims it had against the Debtors, including administrative expense claims through July 2008, and the Debtors (joined by the Joint Committee of Unsecured Creditors appointed in the Chapter 11 Cases (the “Joint Committee”)) agreed to waive and release any claims they had against Woodbridge and its affiliates. On February 20, 2009, the Bankruptcy Court entered an order confirming a plan of liquidation jointly proposed by the Debtors and the Joint Committee.  That order also approved the settlement pursuant to the Settlement Agreement. No appeal or rehearing of the Bankruptcy Court’s order was filed by any party, and the settlement was consummated on March 3, 2009, at which time payment was made in accordance with the terms and conditions of the Settlement Agreement. As of December 31, 2011, we had placed into escrow approximately $11.7 million which represented the portion of the tax refund that was likely to be required to be paid to the Debtors’ Estate under the Settlement Agreement. During the quarter ended June 30, 2012, the $11.7 million was paid to the Debtors’ Estate.  In addition, during August 2012, Woodbridge paid to the Debtors’ Estate a settlement holdback amount of approximately $485,000 plus interest, thereby satisfying all of its obligations under the Settlement Agreement.

In the ordinary course of business, Woodbridge and its subsidiaries are parties to lawsuits as plaintiff or defendant involving its operations and activities. Reserves are accrued for amounts in which it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. Woodbridge, at its parent company level accrued $11.9 million and $4.6 million as of December 31, 2012 and 2011, respectively, for pending legal proceedings, all of which relates to the appraisal rights litigation described below. Woodbridge believes that it has meritorious defenses in the pending legal actions and that reasonably possible losses arising from these pending legal matters, in excess of the amounts currently accrued, if any, will not have a material impact on BFC’s financial statements.

Woodbridge Holdings, LLC v. Prescott Group Aggressive Small Cap Master Fund, G.P., Cede & Co., William J. Maeck, Ravenswood Investments III, L.P., and The Ravenswood Investment Company, Circuit Court, 17th Judicial Circuit, Broward County, Florida.

Under Florida law, holders of WHC’s Class A Common Stock who did not vote to approve BFC’s 2009 merger with WHC and who properly asserted and exercised their appraisal rights with respect to their shares are entitled to receive a cash payment in an amount equal to the fair value of their shares (as determined in accordance with the provisions of Florida law) in lieu of the shares of BFC’s Class A Common Stock which they would otherwise have been entitled to receive. In accordance with Florida law, Woodbridge provided written notices and required forms to the dissenting shareholders setting forth, among other things, its determination that the fair value of WHC’s Class A Common Stock immediately prior to the effectiveness of the merger was $1.10 per share. Dissenting shareholders, who collectively held approximately 4.2 million shares of WHC’s Class A Common Stock, rejected Woodbridge’s offer of $1.10 per share and requested payment for their shares based on their respective fair value estimates of WHC’s Class A Common Stock. Under Florida law, Woodbridge thereafter commenced the appraisal rights action. In December 2009, a $4.6 million liability was recorded with a corresponding reduction to additional paid-in capital representing, in the aggregate, Woodbridge’s offer to the dissenting shareholders.  On July 5, 2012, the presiding court determined the fair value of the dissenting shareholders’ shares of WHC’s Class A Common Stock to be $1.78 per share and awarded legal and other costs in favor of the dissenting shareholders. As a result, the $4.6 million liability was increased to approximately $7.5 million as of June 30, 2012 (with a corresponding reduction to additional paid in capital of $2.8 million) to account for the per share value awarded.  On March 11, 2013, the court awarded legal fees and pre and post judgment interest to the Dissenting Holders for a total award of approximately $11.9 million (including the $7.5 million based on the $1.78 per share value determination).  As a result, the liability was increased by approximately $4.4 million during the fourth quarter 2012 to $11.9 million as of December 31, 2012.  Woodbridge has appealed the court’s ruling with respect to its fair value determination and the award of legal fees and costs and posted a $13.4 million bond in connection with the appeal. The outcome of the appeal is uncertain.

In Re Bluegreen Corporation Shareholder Litigation

Between November 16, 2011 and February 13, 2012, seven purported class action lawsuits related to the previously proposed stock-for-stock merger between BFC and Bluegreen were filed against Bluegreen, the members of Bluegreen’s board of directors, BFC and BXG Florida Corporation, a wholly-owned subsidiary of Woodbridge formed for purposes of the merger (“BXG Merger Sub”). As described below, four of these lawsuits have been consolidated into a single action in Florida, and the other three lawsuits have been consolidated into a single action in Massachusetts and stayed in favor of the Florida action. Further information regarding each of these lawsuits is set forth below.

The four Florida lawsuits, captioned and styled Ronald Kirkland v. Bluegreen Corporation et al. (filed on November 16, 2011); Richard Harriman v. Bluegreen Corporation et al. (filed on November 22, 2011); Alfred Richner v. Bluegreen Corporation et al. (filed on December 2, 2011); and BHR Master Fund, LTD et al. v. Bluegreen Corporation et al. (filed on February 13, 2012), were consolidated into an action styled In Re Bluegreen Corporation Shareholder Litigation. On April 9, 2012, the plaintiffs filed a consolidated amended class action complaint which alleged that the individual director defendants breached their fiduciary duties by (i) agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration, (ii) engineering a transaction to benefit themselves and not the shareholders, and (iii) failing to protect the interests of Bluegreen’s minority shareholders. In the complaint, the plaintiffs also alleged that BFC breached its fiduciary duties to Bluegreen’s minority shareholders and that BXG Merger Sub aided and abetted the alleged breaches of fiduciary duties by Bluegreen’s directors and BFC. In addition, the complaint included allegations relating to claimed violations of

Massachusetts law. The complaint sought declaratory and injunctive relief, along with damages and attorneys’ fees and costs. On September 13, 2012, Bluegreen’s motion to dismiss the action was denied. Bluegreen subsequently answered the complaint.

The three Massachusetts lawsuits were filed in the Superior Court for Suffolk County in the Commonwealth of Massachusetts and styled as follows: Gaetano Bellavista Caltagirone v. Bluegreen Corporation et al. (filed on November 16, 2011); Alan W. Weber and J.B. Capital Partners L.P. v. Bluegreen Corporation et al. (filed on November 29, 2011); and Barry Fieldman, as Trustee for the Barry & Amy Fieldman Family Trust v. Bluegreen Corporation et al. (filed on December 6, 2011). In their respective complaints, the plaintiffs alleged that the individual director defendants breached their fiduciary duties by agreeing to sell Bluegreen without first taking steps to ensure adequate, fair and maximum consideration. The Fieldman and Weber actions contained the same claim against BFC. In addition, the complaints included claims that BXG Merger Sub, in the case of the Fieldman action, BFC and BXG Merger Sub, in the case of the Caltagirone action, and Bluegreen, in the case of the Weber action, aided and abetted the alleged breaches of fiduciary duties. On January 17, 2012, the three Massachusetts lawsuits were consolidated into a single action styled In Re Bluegreen Corp. Shareholder Litigation, which is presently stayed in favor of the Florida action.

Following the public announcement of the termination of the stock-for-stock merger agreement and the entry into the previously described agreement relating to Bluegreen’s cash merger with Woodbridge, the plaintiffs in the Florida action filed a motion for leave to file a supplemental complaint on November 28, 2012 in order to challenge the structure of, and consideration contemplated to be received by Bluegreen’s shareholders in the cash merger.  On November 30, 2012, the Florida court granted the plaintiffs’ motion and the supplemental complaint was deemed filed as of that date.   The supplemental complaint alleges that the merger consideration remained inadequate and continued to be unfair to Bluegreen’s minority shareholders.

The cash merger was consummated on April 2, 2013.  However, the actions related to the transaction remain pending, with the plaintiffs seeking to recover damages in connection with the transaction.  Woodbridge and Bluegreen believe that these lawsuits are without merit and intend to vigorously defend them.

Bluegreen

In the ordinary course of its business, Bluegreen becomes subject to claims or proceedings from time to time relating to the purchase, sale, marketing or financing of VOIs or other resort operations. Bluegreen is also subject to certain matters relating to Bluegreen Communities’ business, substantially all of the assets of which Bluegreen sold to Southstar on May 4, 2012. Additionally, from time to time, Bluegreen becomes involved in disputes with existing and former employees, vendors, taxing jurisdictions and various other parties. From time to time in the ordinary course of business, Bluegreen also receives individual consumer complaints, as well as complaints received through regulatory and consumer agencies, including Offices of State Attorney Generals. Bluegreen takes these matters seriously and attempts to resolve any such issues as they arise. Unless otherwise described below, Bluegreen believes that these claims are routine litigation incidental to its business.

Reserves are accrued for matters in which Bluegreen believes it is probable that a loss will be incurred and the amount of such loss can be reasonably estimated. As of December 31, 2012, Bluegreen had accrued $2.3 million for matters which it believes meet these criteria. The actual costs of resolving these legal claims may be substantially higher than the amounts accrued for these claims.

Bluegreen’s management is not at this time able to estimate a range of reasonably possible losses with respect to these matters in which it is reasonably possible that a loss will occur. In certain matters, Bluegreen is unable to estimate the loss or reasonable range of loss until additional developments provide information sufficient to support an assessment of the loss or range of loss. Frequently in these matters, the claims are broad and the plaintiffs’ have not quantified or factually supported the claim.

In lieu of paying maintenance fees for unsold VOI inventory, Bluegreen provides subsidies to certain owners’ associations to provide for funds necessary to operate and maintain vacation ownership properties in excess of assessments collected from owners of the VOIs.  As of December 31, 2012 and December 31, 2011, Bluegreen had liabilities for subsidies totaling $2.6 million and $1.6 million, respectively, which are included in other liabilities on the consolidated statements of financial condition as of those dates. During 2012, Bluegreen was providing subsidies to seven resorts.

Bluegreen believes that liabilities arising from the litigation and regulatory matters discussed below, in excess of the amounts currently accrued, if any, will not have a material impact on its financial statements.

Tennessee Tax Audit

In 2005, the State of Tennessee Audit Division (the “Division”) audited certain subsidiaries within Bluegreen Resorts for the period from December 1, 2001 through December 31, 2004. On September 23, 2006, the Division issued a notice of assessment for approximately $0.7 million of accommodations tax based on the use of Bluegreen Vacation Club accommodations by Bluegreen Vacation Club members who became members through the purchase of non-Tennessee property. Bluegreen believes the attempt to impose such a tax is contrary to Tennessee law and has vigorously opposed such assessment by the Division. An informal conference was held in December 2007 to discuss this matter with representatives of the Division. No formal resolution of the issue was reached during the conference. By letter dated May 25, 2011, the State of Tennessee Department of Revenue issued a decision in which it held that two of the three types of transactions in question were taxable. The State of Tennessee Department of Revenue confirmed that Bluegreen had already remitted the proper amount of sales tax due on one of the two types of taxable transactions, but has taken the position that Bluegreen owed a total of $0.7 million in taxes and interest based on the second type of transaction. On August 1, 2011, Bluegreen filed suit in the Chancery Court of Davidson County, Tennessee for the purpose of invalidating and setting aside the tax assessment made against Bluegreen by the State of Tennessee Department of Revenue.  Discovery matters relative to the litigation are ongoing.

Bluegreen Vacation Unlimited, Inc.

In Case No. 2006-Ca-3374, styled Joseph M. Scheyd, Jr., P.A. vs. Bluegreen Vacations Unlimited, Inc.; Hubert A. Laird; and MSB of Destin, Inc., in the Circuit Court of the First Judicial Circuit in and for Okaloosa County, Florida, during 2006, Joseph M. Scheyd, Jr., P.A., as escrow agent, brought an interpleader action seeking a determination as to whether Blurgreen, as purchaser, or Hubert A. Laird and MSB of Destin, Inc., as seller, was entitled to the $1.4 million escrow deposit being maintained with the escrow agent pursuant to a purchase and sale contract for real property located in Destin, Florida. Bluegreen maintained that its decision not to close on the purchase of the property was proper under the terms of the purchase and sale contract and that Bluegreen is therefore entitled to a return of the full escrow deposit. On June 1, 2011, the trial court made a finding that Bluegreen breached the purchase and sale contract and that the plaintiff was entitled to the escrow deposit and all accrued interest. Bluegreen filed a notice of appeal with the First District Court of Appeal seeking to appeal the trial court’s decision. The escrow deposit and all accrued interest were placed in the appropriate Court registry pending the outcome of the appeal. In January 2013, an Amended Final Judgment was issued finding Bluegreen in breach of contract and awarding the plaintiff the entire deposit plus accrued interest. Bluegreen subsequently filed a Motion for Reconsideration with the Court. Before the Court rendered a response to Bluegreen’s Motion, the matter was settled pursuant to an agreement under which Bluegreen received approximately $145,000 of the disputed deposit amount with the balance distributed to the plaintiff.

Inquiry into Consumer Matters by the Office of the Florida Attorney General

The Office of the Attorney General for the State of Florida (the “AGSF”) advised Bluegreen that it had accumulated a number of consumer complaints since 2004 related to timeshare sales and marketing, and requested that Bluegreen propose a resolution on a collective basis of any outstanding complaints. The AGSF also requested that Bluegreen enter into a written agreement. Bluegreen has determined that many of the identified complaints were previously addressed and/or resolved. On May 24, 2012, the parties entered into a written agreement establishing a process for determining consumer eligibility for relief (including, where applicable, monetary restitution) and providing a timeframe through August 24, 2012 to resolve identified customer complaints. Bluegreen has resolved most of the identified customer complaints and the AGSF advised Bluegreen that it regards the formal portion of the matter closed; however, the terms of the written agreement require Bluegreen to address any new customer complaints that arise in the ordinary course of business through late 2013.

The matters described below relate to Bluegreen Communities’ business. As described above and further in Note 5, Bluegreen sold substantially all of the assets which comprised Bluegreen Communities to Southstar on May 4, 2012. However, Southstar did not assume the liabilities related to the matters described below in connection with the transaction, and Bluegreen therefore remains responsible for these matters and any liabilities resulting from them.

Mountain Lakes Mineral Rights

Bluegreen Southwest One, L.P. (“Southwest”), a subsidiary of Bluegreen Corporation, was the developer of the Mountain Lakes subdivision in Texas. In Case No. 28006, styled Betty Yvon Lesley et a1. V. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al., in the 266th Judicial District Court, Erath County, Texas, the plaintiffs filed a declaratory judgment action against Southwest seeking to develop their reserved mineral interests in, on and under the Mountain Lakes subdivision. The plaintiffs’ claims are based on property law, oil and gas law, contract and tort theories. The property owners association and some of the individual landowners have filed cross actions against Bluegreen, Southwest and individual directors of the property owners association related to the mineral rights and certain amenities in the subdivision as described below. On January 17, 2007, the court ruled that the restrictions placed on the development that prohibited oil and gas production and development were invalid and not enforceable as a matter of law, that such restrictions did not prohibit the development of the plaintiffs’ prior reserved mineral interests and that Southwest breached its duty to lease the minerals to third parties for development. The court further ruled that Southwest was the sole holder of the right to lease the minerals to third parties. The order granting the plaintiffs’ motion was severed into Case No. 28769, styled Betty Yvon Lesley et a1. V. Bluff Dale Development Corporation, Bluegreen Southwest One. L.P. et al. in the 266th Judicial District Court, Erath County, Texas. Southwest appealed the trial court’s ruling. On January 22, 2009, in Bluegreen Southwest One, L.P. et al. v. Betty Yvon Lesley et al., in the 11th Court of Appeals, Eastland, Texas, the Appellate Court reversed the trial court’s decision and ruled in Southwest’s favor and determined that all executive rights were owned by Southwest and then transferred to the individual property owners in connection with the sales of land. All property owner claims were decided in favor of Southwest. It was also decided that Southwest did not breach a fiduciary duty to the plaintiffs as an executive rights holder. On May 14, 2009, the plaintiffs filed an appeal with the Texas Supreme Court asking the Court to reverse the Appellate Court’s decision in favor of Southwest. On August 26, 2011, the Texas Supreme Court issued its opinion affirming the Appellate Court’s decision in part and reversing it in part. The Texas Supreme Court held that Southwest did not breach any covenants in the deed, but did breach a duty to the plaintiffs by filing restrictive covenants in connection with the development of the property which prohibited mineral development, and that the appropriate remedy was cancellation of the restrictive covenants. The Texas Supreme Court further ruled that the plaintiffs have no right of ingress to, or egress from, the subdivision, and that Southwest did not breach a duty to the plaintiffs by not leasing the mineral rights. The Texas Supreme Court remanded the case to the trial court for disposition consistent with its decision. On January 17, 2013, the trial court issued a partial judgment on remand. In its partial judgment, the trial court entered judgment on the issues rendered by the Court of Appeals and the Texas Supreme Court; including a finding that Bluegreen’s filing of restrictive covenants that attempted to prevent or restrict mineral development was a breach of a duty owed to the non-executive mineral rights owners. As such, the trial court canceled and declared void the section of the restrictive covenants preventing mineral development. However, the trial court also declared that the remaining provisions of the restrictive covenants remain in full force, and the filing of the restrictive covenants by Bluegreen was not a breach of contract. The trial courts also held that the claims by the plaintiffs for reformation of the original deeds dealing with the quantum of mineral reserved therein should be severed from this case and proceed to a separate trial, which is currently scheduled to begin in October 2013.

Separately, as a result of the Texas Supreme Court’s decision invalidating the restrictive covenants prohibiting mineral development within the subdivision, certain lot owners within Mountain Lakes filed a cross-claim against Southwest alleging fraud, negligence and a violation of deceptive trade practices laws based on a claim that the invalidation of the restrictive covenants has caused devaluation of their residential lots and other economic damages.   During the mediation held in June 2012, Southwest and the named plaintiffs (Lesley) reached agreement to settle their disputes with Southwest agreeing to pay Lesley $200,000 for dismissal of their claims. Similarly, during the same mediation Southwest settled with seven of the lot owners claiming diminution of lot values for $5,000 collectively. Since that time, Southwest has also settled the claims of several other lot owners for a total of $2,000.  However, settlement has not been reached with the other landowners possessing reserved mineral rights, nor with the majority of lot owners who filed the cross-claim against Southwest. The trial court has set a trial date of October

7, 2013 for this matter. Southwest intends to vigorously defend itself with respect to the pending matters.

See also the description of the litigation relating to the merger between Woodbridge and Bluegreen described above.

11.    Stock Option Plans

Woodbridge’s Restricted Stock and Stock Option Plan Prior to the Merger

Prior to its merger with BFC, Woodbridge had in place a stock compensation plan. The maximum term of options granted under the plan was 10 years. The vesting period for each grant was established by the Compensation Committee of Woodbridge’s Board of Directors. The vesting period for employees was generally five years utilizing cliff vesting. All options granted to directors vested immediately. Option awards issued became exercisable based solely on fulfilling a service condition.  As of the date of the merger, no stock options granted under the plan had expired.

Under the terms of the merger agreement, all options to purchase shares of Woodbridge’s Class A Common Stock outstanding at the effective time of the merger were canceled and the holders did not receive any consideration as a result of the cancellation.  Restricted shares of Woodbridge’s Class A Common Stock were converted to restricted shares of BFC’s Class A Common Stock at the merger exchange ratio of 3.47 shares of BFC’s Class A Common Stock for each share of Woodbridge’s Class A Common Stock.  Some of the directors, executive officers and employees of Woodbridge were also granted BFC stock options.  Woodbridge does not currently have in effect any equity-based compensation plans.

Bluegreen

Under Bluegreen’s 2008 Stock Incentive Plan (the “Bluegreen 2008 Plan”), options and shares of restricted stock were available for grant with various vesting periods. Options granted under the Bluegreen 2008 plan generally expired ten years from the date of grant, subject to alternative expiration dates under certain circumstances for non-employee director grants. Bluegreen’s options were generally granted at exercise prices that either equaled or exceeded the quoted market price of its common stock on the date of grant. Options and restricted stock granted to employees generally vested 100% on the five-year anniversary of the date of grant. Options granted to non-employee directors generally vested immediately upon grant, while restricted stock granted to non-employee directors generally vested pro-rata on a monthly basis over a one year period from the date of grant. Certain restricted stock granted during 2008 to Bluegreen’s Chairman and Vice Chairman were scheduled to vest on the five-year anniversary of the date of grant, subject to accelerated vesting under certain circumstances.

There were no grants of stock-based awards during any of the periods presented.

During October 2011, the Compensation Committee of Bluegreen’s Board of Directors accelerated the vesting of options previously granted to certain of its employees under the Bluegreen 2008 Plan to purchase an aggregate of 695,000 shares of its common stock at an exercise price of $7.50 per share. As a result of this acceleration, all such stock options fully vested on October 26, 2011. At that time Bluegreen recognized the $0.7 million of remaining unrecognized compensation related to these options.

In addition, during November 2011, stock option agreement amendments were entered into with respect to options previously granted to certain individuals under the Bluegreen 2008 Plan and Bluegreen’s 2005 Stock Incentive Plan (the “Bluegreen 2005 Plan”). Under the terms of the amendments, the affected options held by these individuals which in the aggregate entitled them to purchase 1,130,000 shares of Bluegreen’s common stock (including the aforementioned options to acquire 695,000 shares which were accelerated and fully vested during October 2011) and were initially scheduled to expire in 2015, or for certain of the options, 2016, expired on November 25, 2011.

In November 2011, Bluegreen also entered into agreements with certain individuals holding unvested restricted shares of its common stock previously granted to them under the Bluegreen 2005 Plan and the Bluegreen 2008 Plan. Under the terms of the agreements, an aggregate of 1,077,112 unvested restricted shares of Bluegreen’s common stock were relinquished by these individuals and canceled in exchange for an aggregate cash payment of $1.5 million, which was made to the individuals in two equal installments in December 2011 and December 2012. This transaction was accounted for as a modification under the provisions of the accounting guidance for stock-based compensation and the modified award is considered a liability award.  As the cash payment made in exchange for the awards was less than the fair value of the awards immediately prior to the modification, the total compensation expense recognized in connection with the awards was based on the original grant date fair values and recognized ratably through December 31, 2012, the end of the service period of the liability awards.

Total stock-based compensation expense, including amounts payable under the liability awards for non-employee directors and employees during the years ended December 31, 2012 and 2011, was $2.7 million and  $3.8 million, respectively. The following table represents certain information related to Bluegreen’s unrecognized compensation for its stock-based awards as of December 31, 2012:

As of December 31, 2012	Weighted Average Remaining Recognition Period	Unrecognized Compensation
	(in years)	(000’s)

Stock Option Awards	0.4	$57
Restricted Stock Awards	0.3	$91

Changes in Bluegreen’s outstanding stock option plans during 2012 and 2011 are presented below:

	Outstanding Options	Weighted Average Exercise Price Per Share	Number of Shares Exercisable	Aggregate Intrinsic Value
	(In 000’s)		(In 000’s)	(In 000’s)
Balance at December 31, 2010 - Unaudited	2,717	$9.53	1,310	$91
Granted	-	-
Forfeited	-	-
Expired (1)	(1,145)	$10.63
Exercised	(67)	$2.52
Balance at December 31, 2011 - Unaudited	1,505	$9.03	1,163	$6
Granted	-	-
Forfeited	-	-
Expired	(93)	$15.26
Options settled for cash	(200)	$3.45
Exercised	(97)	$3.21
Balance at December 31, 2012	1,115	$10.02	873	$1,874

(1)	Includes the 1,130,000 options which expired on November 25, 2011 pursuant to the stock option agreement amendments described above.

During the years ended December 31, 2012 and 2011, the grant-date fair value of stock options that vested was approximately $0.6 million and  $4.7 million, respectively. The aggregate intrinsic value of Bluegreen stock options outstanding and exercisable was $1.6 million as of December 31, 2012 and less than $0.1 million as of December 31, 2011. The total intrinsic value of Bluegreen’s stock options exercised during 2012 and 2011 was $0.3 million and $0.1 million, respectively.

A summary of the status of Bluegreen’s unvested restricted stock awards and activity during 2012 and 2011 are as follows (in thousands, except per share data):

Non-vested Restricted Shares	Number of Shares	Weighted-Average Grant - Date Fair Value per Share
Unvested at December 31, 2010 – Unaudited	1,327	$8.14
Granted	-	-
Vested	-	-
Forfeited	-	-
Cancelled in connection with modification to a liability award (1)	(1,077)	$8.07
Unvested at December 31, 2011 - Unaudited	250	$8.47
Granted	-	-
Vested	(45)	$11.98
Forfeited	-	-
Unvested at December 31, 2012	205	$7.69

(1)	See discussions regarding the November 2011 agreements related to the cancellation of these restricted stock awards above.

Upon consummation of the Bluegreen merger during April 2013, (i) all Bluegreen options outstanding at the effective time of the merger, whether vested or unvested, were cancelled in exchange for the holder’s right to receive the excess, if any, of the $10.00 per share merger consideration over the exercise price of the option, and (ii) all shares subject to Bluegreen restricted stock awards outstanding at the effective time of the merger, whether vested or unvested, were converted into the right to receive, with respect to each such share, the $10.00 per share merger consideration. The Bluegreen 2008 Plan and the Bluegreen 2005 Plan were terminated in connection with the consummation of the Bluegreen merger.

12.    Employee Benefit Plans and Incentive Compensation Program

 Woodbridge

Defined Contribution 401(k) Plan

During the first quarter of 2010, Woodbridge’s 401(k) Plan merged into the BankAtlantic Security Plus 401(k) Plan which is an Internal Revenue Code Section 401(k) Retirement Savings Plan. Employees who have completed 90 days of service and have reached the age of 18 are eligible to participate in the 401(k) plan.  Prior to April 1, 2009, when the employer match feature of the 401(k) plan was discontinued, the employer matched 100% of the first 3% of employee contributions and 50% of the next 2% of employee contributions.  In connection with the sale of BankAtlantic to BB&T during July 2012, BBX Capital assumed sponsorship of the BankAtlantic Security Plus 401(k) Plan.

Incentive Compensation Program

On September 29, 2008, Woodbridge’s Board of Directors approved the terms of an incentive program for certain employees, including certain executive officers, pursuant to which a portion of their compensation may be based on the cash returns realized on investments held by individual limited partnerships or other legal entities.  Certain of the participants in this incentive program are also employees and executive officers of BFC.  This incentive program qualifies as a liability-based plan and, accordingly, the components of the program are required to be evaluated in order to determine the estimated fair value of the liability, if any, to be recorded. Based on the evaluation performed at December 31, 2012 and 2011, it was determined that the liability for compensation under this incentive program as of those dates was not material.

Bluegreen

Bluegreen’s Employee Retirement Plan is a 401(k) Retirement Savings Plan (the “Bluegreen Retirement Plan”). Historically, all U.S.-based employees at least 21 years of age with at least three months of employment with Bluegreen are eligible to participate in the Bluegreen Retirement Plan. The Bluegreen Retirement Plan provides for an annual employer discretionary matching contribution. During the year ended December 31, 2012, Bluegreen recorded expenses for its contribution to the Bluegreen Retirement Plan totaling $1.6 million. Bluegreen did not make any contributions to the Bluegreen Retirement Plan during the year ended December 31, 2011.

13.    Noncontrolling Interests

The following table summarizes the noncontrolling interests in the Company’s subsidiaries at December 31, 2012 and 2011 (in thousands):

	As of December 31,
	2012	2011
		(Unaudited)
Bluegreen	$62,186	39,489
Joint ventures	33,039	31,495
Total noncontrolling interests	$95,225	70,984

The following table summarizes the income (loss) recognized with respect to the Company’s subsidiaries attributable to noncontrolling interests for the years ended December 31, 2012 and 2011 (in thousands):

	For the Years Ended December 31, 2011
	2012	2011
		(Unaudited)
Noncontrolling interest - Continuing Operations:
Bluegreen	$23,227	15,894
Joint ventures	13,794	8,850
	$37,021	24,744
Noncontrolling interest - Discontinued Operations:
Bluegreen	$(1,607)	(19,814)
	$(1,607)	(19,814)
Net income attributable to noncontrolling interests	$35,414	4,930

14.    Fair Value Measurement

The following tables present information for financial instruments at December 31, 2012 and 2011 (in thousands):

		Fair Value Measurements Using
			Quoted prices
	Carrying		in Active	Significant
	Amount		Markets	Other	Significant
	As of	As of	for Identical	Observable	Unobservable
	December 31,	December 31,	Assets	Inputs	Inputs
	2012	2012	(Level 1)	(Level 2)	(Level 3)
Financial assets:
Cash and cash equivalent	$153,893	153,893	153,893	-	-
Restricted cash	54,335	54,335	54,335	-	-
Notes receivable, net	487,110	550,000	-	-	550,000
Financial liabilities:
Receivable-backed notes payable	$445,371	454,000	-	-	454,000
Notes and mortgage notes payable and other borrowings	21,329	21,000	-	-	31,301
Junior subordinated debentures	144,831	117,000	-	-	117,000

	December 31, 2011
	Carrying	Fair
	Amount	Value
		(Unaudited)
Financial assets:
Cash and interest bearing deposits in banks	$86,189	86,189
Restricted cash	62,727	62,727
Notes receivable, net	517,836	558,000

Financial liabilities:
Receivable-backed notes payable	$478,098	468,000
Notes and mortgage notes payable
and other borrowings	86,533	86,000
Junior subordinated debentures	144,831	112,000
Liabilities related to asset held for sale	11,156	10,800

Management has made estimates of fair value that it believes to be reasonable. However, because there is no active market for many of these financial instruments, management has derived the fair value of certain of these financial instruments using the income approach technique with Level 3 unobservable inputs. Management estimates used in its net present value financial models rely on assumptions and judgments regarding issues where the outcome is unknown and actual results or values may differ significantly from these estimates. These fair value estimates do not consider the tax effect that would be associated with the disposition of the assets or liabilities at their fair value estimates.

The estimated fair value of junior subordinated debentures are estimated using Level 3 inputs based on the contractual cash flows discounted at a market rate or based on market price quotes from the over-the-counter bond market.

The fair value of Bluegreen’s notes receivable is estimated using Level 3 inputs and is based on estimated future cash flows considering contractual payments and estimates of prepayments and defaults, discounted at a market rate.

The estimated fair values of Bluegreen’s notes and mortgage notes payable and other borrowings, including receivable-backed notes payable, were determined by discounting the net cash flows to be used to repay the debt (Level 3 inputs).

The amounts reported in our consolidated balance sheet for cash and cash equivalents and restricted cash approximates fair value.

15.    Regulatory Matters

Bluegreen

The vacation ownership and real estate industries are subject to extensive and complex governmental regulation. Bluegreen is subject to various federal, state, local and foreign environmental, zoning, consumer protection, and other statutes and regulations regarding the acquisition, subdivision, marketing and sale of real estate and VOIs, and various aspects of Bluegreen’s financing operations. On a federal level, the Federal Trade Commission has taken an active regulatory role through the Federal Trade Commission Act, which prohibits unfair or deceptive acts or unfair competition in interstate commerce. In addition, many states have what are known as “Little FTC Acts” that apply to intrastate activity. In addition to the laws applicable to Bluegreen’s customer financing and other operations discussed below, Bluegreen is or may be subject to the Fair Housing Act and various other federal statutes and regulations. Bluegreen is also subject to various foreign laws with respect to La Cabana Beach and Racquet Club in

Oranjestad, Aruba and Blue Water Resort in Nassau, Bahamas. In addition, in the future, VOIs may be deemed to be securities subject to regulation as such, which could have a material adverse effect on Bluegreen. The cost of complying with applicable laws and regulations may be significant and Bluegreen may not maintain compliance at all times with all applicable laws, including those discussed below. Any failure to comply with current or future applicable laws or regulations could have a material adverse effect on Bluegreen.

Bluegreen’s vacation ownership resorts are subject to various regulatory requirements, including state and local approvals. The laws of most states require Bluegreen to file a detailed offering statement describing Bluegreen’s business and all material aspects of the project and sale of VOIs with a designated state authority. In addition, when required by state law, Bluegreen provides its VOI purchasers with a public disclosure statement that contains, among other items, detailed information about the surrounding vicinity, the resort and the purchaser’s rights and obligations as a VOI owner.  Laws in each state where Bluegreen sells VOIs generally grant the purchaser of a VOI the right to cancel a purchase contract at any time within a specified rescission period following the earlier of the date the contract was signed or the date the purchaser has received the last of the documents required to be provided by Bluegreen. Most states have other laws that regulate Bluegreen’s activities, including: real estate licensure; sellers of travel licensure; anti-fraud laws; telemarketing laws; prize, gift and sweepstakes laws; and labor laws.

Under various federal, state and local laws, ordinances and regulations, the owner of real property generally is liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in, or emanating from, the property, as well as related costs of investigation and property damage. These laws often impose such liability without regard to whether the owner knew of the presence of such hazardous or toxic substances. The presence of these substances, or the failure to properly remediate these substances if they exist, may adversely affect the owner’s ability to sell or lease a property or to borrow using the real property as collateral. Other federal and state laws require the removal or encapsulation of asbestos-containing material when this material is in poor condition or in the event of construction, demolition, remodeling or renovation. Other statutes may require the removal of underground storage tanks. Noncompliance with these and other environmental, health or safety requirements may result in the need to cease or alter operations at a property. In addition, certain state and local laws may impose liability on property developers with respect to construction defects discovered on the property or repairs made by future owners of such property. Under these laws, Bluegreen may be required to pay for repairs to the developed property.  The development, management and operation of Bluegreen’s resorts are also subject to the Americans with Disabilities Act.

Bluegreen’s customer financing activities are also subject to extensive regulation, which can include, but are not limited to: the Truth-in-Lending Act and Regulation Z; the Fair Housing Act; the Fair Debt Collection Practices Act; the Equal Credit Opportunity Act and Regulation B; the Electronic Funds Transfer Act and Regulation E; the Home Mortgage Disclosure Act and Regulation C; Unfair or Deceptive Acts or Practices and Regulation AA; the Patriot Act; the Right to Financial Privacy Act; the Gramm-Leach-Bliley Act; the Fair and Accurate Credit Transactions Act; and anti-money laundering laws.

During the year ended December 31, 2012, approximately 10% of Bluegreen’s VOI sales were generated by marketing to prospective purchasers obtained through internal and affiliated telemarketing efforts. In addition, approximately 8% of Bluegreen’s VOI sales were generated by marketing to prospective purchasers obtained from third-party VOI prospect vendors, many of whom use telemarketing operations to generate these prospects. Bluegreen attempts to monitor the actions and compliance of these third parties but there are risks associated with their use. In recent years, state regulators have increased regulations and enforcement actions related to telemarketing operations, including requiring the adherence to state “do not call” laws. In addition, the Federal Trade Commission and Federal Communications Commission have implemented national “do not call” legislation. These measures have significantly increased the costs associated with telemarketing. While Bluegreen continues to be subject to telemarketing risks and potential liability, Bluegreen believes that its exposure to adverse impacts from this heightened telemarketing legislation and enforcement may be mitigated to some extent by the use of “permission marketing,” whereby Bluegreen obtains the permission of prospective purchasers to contact them in the future, thereby exempting such calls from the various “do not call” laws. Bluegreen has also implemented policies and procedures which it believes will help reduce the possibility that individuals who have requested to be placed on Bluegreen’s internal company do not call list are not contacted, but such policies and procedures may not be effective in ensuring strict regulatory compliance.

To date, Bluegreen has not been subject to any material fines or penalties as a result of its telemarketing operations. However, from time to time Bluegreen has been the subject of proceedings for violation of the “do not call” laws and for violation of state laws applicable to the marketing and sale of VOIs.  Bluegreen may not be able to efficiently or effectively market to prospective purchasers through telemarketing operations in the future of successfully develop alternative sources of prospective purchasers of Bluegreen’s VOI products at acceptable costs.  In addition, Bluegreen may face significant non-compliance issues or additional costs of compliance, which may adversely impact Bluegreen’s operations in the future.

Bluegreen’s common stock is no longer publicly traded and was deregistered under the Exchange Act.

16.    Certain Relationships and Related Party Transactions

As a result of the consummation of the Bluegreen merger on April 2, 2013, Bluegreen is a wholly owned subsidiary of Woodbridge.  Woodbridge is owned 54% by BFC and 46% by BBX Capital. Shares of BFC’s Class A and Class B Common Stock representing a majority of BFC’s total voting power are owned or controlled by BFC’s Chairman, President and Chief Executive Officer, Alan B. Levan, and by BFC’s Vice Chairman, John E. Abdo, both of whom are also officers and managers of Woodbridge, directors of Bluegreen, and executive officers and directors of BBX Capital.  In addition, Jarett S. Levan, the son of Alan B. Levan, is an officer of Woodbridge, Seth M. Wise is a manager of Woodbridge, and both of them are executive officers and directors of BFC and BBX Capital.  John K. Grelle serves as an executive officer of BFC and BBX Capital and as an officer of Woodbridge.

On April 2, 2013, Bluegreen merged with a wholly-owned subsidiary of Woodbridge in a cash merger transaction. Pursuant to the terms of the November 14, 2012 merger agreement between the parties, Bluegreen’s shareholders (other than Woodbridge, whose shares of Bluegreen’s common stock were canceled in connection with the merger without any payment therefor) received consideration of $10.00 in cash for each share of Bluegreen’s common stock that they held at the effective time of the merger, including unvested restricted shares. In addition, each option to acquire shares of Bluegreen’s common stock that was outstanding at the effective time of the merger, whether vested or unvested, was canceled in exchange for a cash payment to the holder in an amount equal to the excess, if any, of the $10.00 per share merger consideration over the exercise price per share of the option. The aggregate merger consideration was approximately $149 million.  As a result of the merger, Bluegreen, which was the surviving corporation of the merger, became a wholly-owned subsidiary of Woodbridge.

In connection with the financing of the Bluegreen merger, BFC and Woodbridge entered into a purchase agreement with BBX Capital on April 2, 2013.  Pursuant to the terms of the Purchase Agreement, BBX Capital invested $71.75 million in Woodbridge in connection with the closing of the merger in exchange for a 46% equity interest in Woodbridge. BFC continues to hold the remaining 54% of Woodbridge’s outstanding equity interests. BBX Capital’s investment in Woodbridge consisted of $60 million in cash and a promissory note in Woodbridge’s favor in the principal amount of $11.75 million. The promissory note has a term of five years, accrues interest at a rate of 5% per annum and provides for payments of interest only on a quarterly basis during the term of the promissory note, with all outstanding amounts being due and payable at the end of the five-year term. In connection with BBX Capital’s investment in Woodbridge, BFC and BBX Capital entered into an Amended and Restated Operating Agreement of Woodbridge, which sets forth BFC’s and BBX Capital’s respective rights as members of Woodbridge and provides for, among other things, unanimity on certain specified “major decisions” and distributions to be made on a pro rata basis in accordance with BFC’s and BBX Capital’s respective percentage equity interests in Woodbridge.

BFC and Bluegreen were previously party to a merger agreement, dated November 11, 2011, which provided for Bluegreen to merge with and into Woodbridge and for Bluegreen’s shareholders (other than Woodbridge and shareholders of Bluegreen who duly exercised appraisal rights in accordance with Massachusetts law) to receive eight shares of the Company’s Class A Common Stock for each share of Bluegreen’s common stock that they held at the effective time of the merger. The November 2011 merger agreement was conditioned upon, among other things, the listing of BFC’s Class A Common Stock on a national securities exchange at the effective time of the merger.  Due to the inability to satisfy this closing condition, on November 14, 2012, the parties agreed to terminate the November 2011 merger agreement and entered into the cash merger agreement described above.

Pursuant to the terms of a shared services agreement between the Company and BFC, certain administrative services, including human resources, risk management, and investor and public relations services,  were provided to the Company by BFC Shared Services Corporation, a subsidiary of BFC, on a percentage of cost basis.  The total amounts paid by the Company for these services during the years ended December 31, 2012 and 2011 were approximately $696,000 and $1.1 million, respectively. The shared services agreement between BFC and Woodbridge was terminated during the third quarter of 2012.

During the years ended December 31, 2012 and 2011, Bluegreen paid a subsidiary of Woodbridge approximately $0.6 million and  $0.7 million, respectively, for a variety of management advisory services.

In addition, BFC had an agreement with Bluegreen relating to the maintenance of different independent registered public accounting firms. Pursuant to this agreement, Bluegreen reimbursed BFC during the years ended December 31, 2012 and 2011 approximately $0.4 million and  $0.5 million, respectively, for fees paid by BFC to its independent registered public accounting firm for services performed at Bluegreen as part of its annual financial statement audit. This agreement was terminated in connection with Bluegreen’s decision during October 2012 to engage as its independent registered public accounting firm the same firm used by BFC. Additionally, during the years ended December 31, 2011, Bluegreen reimbursed BFC approximately $0.1 million for certain expenses incurred in assisting Bluegreen in its efforts to explore additional sources of liquidity.

Beginning in 2009, Bluegreen entered into a land lease with Benihana, which constructed and operates a restaurant on one of Bluegreen’s resort properties. Under the terms of the lease, Bluegreen receives payments from Benihana of approximately  $0.1 million annually. Until August 2012, BFC held a significant investment in Benihana, and Alan B. Levan and John E. Abdo served on Benihana’s Board of Directors.

J. Larry Rutherford, who served as a member of Bluegreen’s Board of Directors until April 30, 2011, is the President and Chief Executive Officer of Southstar. As previously described, Bluegreen sold substantially all of the assets that comprised Bluegreen Communities to Southstar on May 4, 2012. See Note 1 for additional information regarding this transaction.

17.    Subsequent Events

The Company evaluated subsequent events occurring through June 17, 2013, and determined that no subsequent events occurred that would require adjustments to the financial statements.

Supplemental Information

WOODBRIDGE HOLDINGS, LLC Consolidating Income Statement - Unaudited
For the Year Ended December 31, 2011
(In thousands)
	Historical Bluegreen (1)	Bluegreen Purchase Accounting Adjustments (2)	Woodbridge and Other Subsidiaries (2)	Consolidated Woodbridge
Revenues:
Sales of VOIs and real estate	164,135	5,863	-	169,998
Fee based sale commission and other revenues	73,673	-	748	74,421
Other resort fee-based revenue	70,985	-	-	70,985
Interest Income	94,653	(6,528)	-	88,125
Total revenues	403,446	(665)	748	403,529
Costs and expenses:
Cost of sales of VOIs and real estate	40,460	(13,402)	-	27,058
Cost of sales of resort fee-based operations	52,094	-	-	52,094
Selling, general and administrative expenses	199,237	561	6,524	206,322
Interest expense	53,908	1,644	7,792	63,344
Other expenses	1,095	-	209	1,304
Total costs and expenses	346,794	(11,197)	14,525	350,122

Gain on extinguishment of debt	-	-	11,625	11,625
Gain (loss) on settlement of investment in susidiary	-	-	10,690	10,690
Other income	-	-	589	589
Income from continuing operations before taxes	56,652	10,532	9,127	76,311
(Provision) benefit for income taxes	(20,655)	(3,537)	2,937	(21,255)
Income from continuing operations	35,997	6,995	12,064	55,056
Discontinued operations:
(Loss) income from discontinued operations, net of tax	(45,565)	4,066	(1,686)	(43,185)
Net (loss) income	(9,568)	11,061	10,378	11,871
Net (income) loss attributable to noncontrolling interest	(7,685)	2,002	753	(4,930)
Net (loss) income attributable to Woodbridge	(17,253)	13,063	11,131	6,941

(1)  The Historical Bluegreen column was derived from Bluegreen's audited financial statements for the year ended December 31, 2011.

(2)  The Bluegreen Purchase Accounting Adjustments and Woodbridge and Other Subsidiaries columns were subject to audit in connection with the audit of BFC’s financial statements for the year ended December 31, 2011.

WOODBRIDGE HOLDINGS, LLC Consolidating Balance Sheet - Unaudited
As of December 31, 2011
(In thousands)
	Historical Bluegreen (1)	Bluegreen Purchase Accounting Adjustments (2)	Woodbridge and Other Subsidiaries (2)	Consolidated Woodbridge
Assets
Cash and cash equivalents	$80,931	-	5,258	86,189
Restricted cash	51,125	(64)	11,666	62,727
Notes receivable	512,517	5,319	-	517,836
Inventory of real estate	302,843	(93,936)	-	208,907
Property and equipment, net	70,112	(11,366)	8	58,754
Other assets	51,220	(6,957)	6,972	51,235
Intangibles	-	64,600	-	64,600
Assets held for sale	28,625	-	6,410	35,035
Total assets	$1,097,373	(42,404)	30,314	1,085,283
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$96,261	(5,070)	20,417	111,608
Deferred gain on debt settlement	-	-	29,875	29,875
Notes and mortgage notes payable	566,147	(1,515)	-	564,632
Junior subordinated debentures	110,827	(52,907)	85,052	142,972
Deferred tax liability	15,776	10,053	-	25,829
Liabilities related to assets held for sale	-	-	11,156	11,156
Total liabilities	789,011	(49,439)	146,500	886,072

Equity:
Total Woodbridge equity	269,330	(24,917)	(116,186)	128,227
Noncontrolling interest	39,032	31,952	-	70,984
Total equity	308,362	7,035	(116,186)	199,211
Total Liabilities & Equity	$1,097,373	(42,404)	30,314	1,085,283

(1)  The Historical Bluegreen column was derived from Bluegreen's audited financial statements for the year ended December 31, 2011.

(2)  The Bluegreen Purchase Accounting Adjustments and Woodbridge and Other Subsidiaries columns were subject to audit in connection with the audit of BFC’s financial statements for the year ended December 31, 2011.